Exhibit - 4.31

Execution version

$19,800,000 Secured Loan Agreement
Dated March 2, 2015
(1) SBI Merengue Shipping Company Limited
   (as Borrower)
(2) Scorpio Bulkers Inc.
(as Guarantor)
(3) The Financial Institutions
listed in Schedule 1
(as Original Lenders)
(4) ABN AMRO Bank N.V.
(as Arranger)
(5) ABN AMRO Bank N.V.
(as Agent)
(6) ABN AMRO Bank N.V.
(as Swap Provider)
(7) ABN AMRO Bank N.V.
(as Security Agent)
(8) ABN AMRO Bank N.V., Singapore Branch
(as Sinosure Agent)

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Contents
Page
Section 1Interpretation        2
1Definitions and Interpretation        2
Section 2The Loan        22
2The Loan        22
3Purpose        22
4Conditions of Utilisation        22
Section 3Utilisation        24
5Advance        24
Section 4Repayment, Prepayment and Cancellation    26
6Repayment        26
7Illegality, Prepayment and Cancellation        26
Section 5Costs of Utilisation        30
8Interest        30
9Interest Periods        30
10Changes to the Calculation of Interest        31
11Fees        32
Section 6Additional Payment Obligations        34
12Tax Gross Up and Indemnities        34
13Increased Costs        38
14Other Indemnities        40
15Mitigation by the Lenders        42
16Costs and Expenses        43
Section 7Security and Application of Moneys        45
17Security Documents and Application of Moneys    45
18Guarantee and Indemnity        50
Section 8Representations, Undertakings and Events of Default    54
19Representations        54
20Information Undertakings        59

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21Financial Covenants        62
22General Undertakings        65
23Events of Default        73
Section 9Changes to Parties        80
24Changes to the Lenders        80
25Changes to the Security Parties        85
Section 10The Finance Parties        86
26Role of the Agent, the Security Agent, the Sinosure Agent and the Arranger    86
27Conduct of Business by the Finance Parties    99
28Sharing among the Finance Parties        99
29Sinosure        100
Section 11Administration        104
30Payment Mechanics        104
31Set-Off        108
32Notices        108
33Calculations and Certificates        110
34Partial Invalidity        111
35Remedies and Waivers        111
36Amendments and Waivers        111
37Confidentiality        114
38Disclosure of Lender Details by Agent        118
39Counterparts        120
Section 12Governing Law and Enforcement        121
40Governing Law        121
41Enforcement        121
42Patriot Act Notice        122
Schedule 1The Original Lenders        123
Schedule 2Part I Conditions Precedent        124
Part II Conditions Subsequent129
Schedule 3Drawdown Request        130
Schedule 4Mandatory Cost Formula131

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Schedule 5Form of Transfer Certificate        134
Schedule 6Form of Assignment Agreement        137
Schedule 7Form of Compliance Certificate        140

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Loan Agreement
Dated                                      2015
Between:

(1)
SBI Merengue Shipping Company Limited, a company incorporated under the laws of the Republic of the Marshall Islands, with registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the "Borrower"); and

(2)
Scorpio Bulkers Inc., a company incorporated under the laws of the Republic of the Marshall Islands, with registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the "Guarantor"); and

(3)	The Financial Institutions listed in Schedule 1 (The Original Lenders), each acting through its Facility Office (together the "Original Lenders" and each an "Original Lender"); and

(4)	ABN AMRO Bank N.V., acting as arranger through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands (in that capacity, the "Arranger"); and

(5)	ABN AMRO Bank N.V., acting as agent through its office at Daalsesingel 71, 3511 SW Utrecht, The Netherlands (in that capacity, the "Agent"); and

(6)	ABN AMRO Bank N.V., acting as swap provider through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands (in that capacity, the "Swap Provider"); and

(7)	ABN AMRO Bank N.V., acting as security agent through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands (in that capacity, the "Security Agent"); and

(8)	ABN AMRO Bank N.V., Singapore Branch, acting as Sinosure agent through its office at One Raffles Quay, South Tower, #26, Singapore 048583 (in that capacity, the "Sinosure Agent").
Preliminary

(A)	The Borrower has agreed to purchase the Vessel from the Seller on the terms of the MOA and intends to register the Vessel under the flag of the Republic of the Marshall Islands.

(B)
Each of the Original Lenders has agreed to advance to the Borrower its Commitment aggregating, with all the other Commitments, up to $19,800,000 to assist the Borrower to finance part of the purchase price of the Vessel.

(C)	Sinosure has agreed to provide a buyer's credit insurance policy covering up to 90% of the political and commercial risks associate with the Loan.
It is agreed as follows:

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Section 1	Interpretation

1	Definitions and Interpretation

1.1	Definitions In this Agreement:
"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.
"Account" means the bank account to be opened in the name of the Borrower with the Account Bank and designated as the "Account".
"Account Bank" means ABN AMRO Bank N.V., acting through its branch at Coolsingel 93, 3012 AE Rotterdam, The Netherlands or any other bank or financial institution which at any time, with the Security Agent's prior written consent, holds the Account.
"Account Security Deed" means the account security deed referred to in Clause 17.1.4 (Security Documents).
"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company provided that in respect of the Guarantor only an Affiliate of the Guarantor shall only include (i) any Subsidiary of the Guarantor or (ii) any Holding Company of the Guarantor that either (a) directly or indirectly owns more than 20% of any class of the capital stock of the Guarantor or (b) has possession, directly or indirectly, of the power to vote more than 20% of the voting stock of the Guarantor.
"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).
"Approved Pooling Arrangement" means, in relation to the Vessel, the Scorpio Kamsarmax Pool and any other pooling arrangement:

(a)	proposed by the Borrower;

(a)	run by any Affiliate of the Commercial Manager; and

(b)	approved in writing by the Agent prior to that Vessel's entry into such pooling arrangement.
"Approved Sub-manager" means Zenith Ship Management, Astor Shipmanagement, Synergy Marine, C.P. Offen, Optimum Ship Services Ltd and any Affiliates or Subsidiary of the Technical Manager and the Commercial Manager.
"Approved Shipbroker" means each of Arrow Sale and Purchase Limited, Braemar Seascope Limited, Clarkson PLC, Astrup Fearnleys AS, Howe Robinson, Maersk Brokers, Galbraith's Ltd. and Affinity Shipping LLP.
"Assignments" means all the forms of assignment referred to in Clause 17.1.2 (Security Documents).
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

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"Availability Period" means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date that is three months after the Delivery Date; and

(b)	31 December 2016.
"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Builder" means Tsuneishi Group (Zhoushan) Shipbuilding Inc., a company incorporated under the laws of the People's Republic of China with its registered office at Retiao Village, Xiushan Island, Daishan County, Zhoushan City, Zhejuang Province, the People's Republic of China.
"Building Contract" means the contract dated 4 July 2013 in favour of the Seller on the terms and subject to the conditions of which the Builder has agreed to construct the Vessel for, and deliver the Vessel to, the Seller.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Amsterdam and Singapore.
"Capitalized Lease" means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with US GAAP, is required to be capitalized on the balance sheet of such person and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease.
"Charged Property" means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.
"Charter" means any charter or contract of employment in respect of the Vessel that, inclusive of options, is capable of exceeding 12 months in duration, but excluding:

(a)	any charter pursuant to an Approved Pooling Arrangement; and

(b)	any other charter or contract of employment in respect of the Vessel that the Borrower enters into with a company within the Group.
"Code" means the US Internal Revenue Code of 1986.
"Commercial Manager" means Scorpio Commercial Management S.A.M., a company incorporated under the laws of Monaco with its registered office at Le Millenium, 9, Boulevard Charles III, MC-98000 Monaco.
"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

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(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Commitment Fee" means the commitment fee to be paid by the Borrower to the Agent under Clause 11.1 (Commitment Fee).
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).
"Confidential Information" means all information relating to any Security Party, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(i)	is identified in writing at the time of delivery as non-confidential by any Security Party or any of its advisers; or

(ii)
is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.
"Confirmation" means a Confirmation exchanged or deemed to be exchanged between the Swap Provider and the Borrower as contemplated by the Master Agreement.
"Contract Price" means $33,000,000.
"Credit Support Document" means any document described as such in the Master Agreement and any other document referred to in any such document which has the effect of creating security in favour of any of the Finance Parties.
"Credit Support Provider" means any person (other than the Borrower) described as such in the Master Agreement.
"CTA" means the Corporation Tax Act 2009.

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"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
"Delivery Date" means the date of actual delivery of the Vessel to the Borrower by the Seller under the MOA.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.
"Drawdown Date" means the date on which the Loan is advanced under Clause 5 (Advance).
"Drawdown Request" means a notice substantially in the form set out in Schedule 3 (Drawdown Request).
"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.
"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:

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(a)
any release, emission, spill or discharge into the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Security Party and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Security Party and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.
"ERISA Affiliate" means each person (and defined in Section 3(9) of ERISA) which together with the Borrower or the Guarantor would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Uniform Commercial Code (as from time to time in effect in any applicable jurisdiction).
"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

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(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within (a) or (b), 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger, the Borrower and the Guarantor (or the Agent, the Borrower and the Guarantor or the Security Agent, the Borrower and the Guarantor) setting out any of the fees referred to in Clause 11 (Fees).
"Finance Documents" means this Agreement, the Master Agreement, the Security Documents, the Fee Letter and any other document designated as such by the Agent and the Borrower and "Finance Document" means any one of them.
"Finance Parties" means the Arranger, the Agent, the Security Agent, the Swap Provider, the Lenders and the Sinosure Agent and "Finance Party" means any one of them.
"Financial Indebtedness" means, with respect to any person (the "Debtor") at any date of determination (without duplication):

(a)	all obligations of the Debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the Debtor;

(b)	all obligations of the Debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)
all obligations of the Debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the Debtor (including reimbursement obligations with respect thereto);

(d)
all obligations of the Debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e)	all Capitalized Lease Obligations of the Debtor as lessee;

(f)	all such Financial Indebtedness as described in sub paragraphs (a) to (e) of persons other than the Debtor secured by an Encumbrance on any asset of the Debtor, whether or not such Financial

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Indebtedness is assumed by the Debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness; and

(g)
all such Financial Indebtedness as described in sub-paragraphs (a) to (e) of persons other than the Debtor under any guarantee, indemnity to similar obligation entered into by the Debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the Debtor.

The amount of Financial Indebtedness of any Debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations described in (f) and (g) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time, and (ii) Financial Indebtedness shall not include any liability for taxes.
"FMV" means the fair market value of the Vessel as conclusively determined by the arithmetic average of valuations issued by two Approved Shipbrokers on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer.
"Group" means the Guarantor and its Subsidiaries.
"Guarantee" means the guarantee and indemnity of the Guarantor contained in Clause 18 (Guarantee and Indemnity) and referred to in Clause 17.1.3 (Security Documents).
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.
"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of (a):

(i)	its failure to pay is caused by:
(A)    administrative or technical error; or
(B)    a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.
"Insolvency Event" in relation to an entity means that the entity:

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(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (h); or
takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.
"Intercompany Loan Agreement" means any loan agreement entered into during the Facility Period between an entity within the same group as the Borrower as lender and the Borrower as borrower.

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"Intercompany Loan Assignment" means any assignment of an Intercompany Loan Agreement entered into pursuant to Clause 22.18 (No borrowings) and referred to in Clause 17.1.7 (Security Documents) and to be in a form acceptable to the Agent.
"Intercompany Loans" means any loan or loans to be made available to the Borrower pursuant to an Intercompany Loan Agreement.
"Intercompany Subordination and Assignment Agreement" means any subordination and assignment agreement in respect of any Intercompany Loans entered into pursuant to Clause 22.18 (No borrowings) and referred to in Clause 17.1.8 (Security Documents) and to be in a form acceptable to the Agent.
"Interest Payment Date" means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).
"Interest Period" means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.
"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.
"ISPS Code" means the International Ship and Port Facility Security Code.
"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.
"ITA" means the Income Tax Act 2007.
"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 4.3 (Conditions subsequent).
"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution or other entity which has become a Party as a Lender in accordance with Clause 24 (Changes to the Lenders),

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which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
"LIBOR" means:

(a)	the applicable Screen Rate; or

(b)	(if (i) no Screen Rate is available for the currency of the Loan or (ii) no Screen Rate is available for the relevant Interest Period) the Reference Bank Rate, as of 11.00 a.m. (London time) on the Quotation Day for the offering of deposits in dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period and, if that rate is less than zero, LIBOR shall be deemed to be zero.
"Loan" means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 2 (The Loan) or, where the context permits, the principal amount advanced and for the time being outstanding.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).
"Management Agreement" means the master agreement dated 27 September 2013 entered into between Scorpio Bulkers Inc., the Technical Manager and the Commercial Manager:

(a)	as acceded to in respect of the commercial management of the Vessel pursuant to a confirmation letter dated 17 September 2014 between the Borrower, Scorpio Bulkers Inc. and the Commercial Manager; and

(b)	as acceded to in respect of the technical management of the Vessel pursuant to a confirmation letter dated 18 July 2014 between the Borrower, Scorpio Bulkers Inc. and the Technical Manager.
"Managers" means:

(a)	in relation to the commercial management of the Vessel, the Commercial Manager; and

(b)	in relation to the technical management of the Vessel, the Technical Manager, or any Approved Sub-manager, and such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Agent (acting on the instructions of the Majority Lenders) may approve.
"Managers' Undertakings" means the written undertakings of the Managers whereby, throughout the Facility Period unless otherwise agreed by the Agent:

(a)	they will remain the commercial or technical managers of the Vessel (as the case may be);

(b)
they will not, without the prior written consent of the Agent, subcontract or delegate the commercial or technical management of the Vessel (as the case may be) to any third party other than an Approved Sub-manager provided that the Borrower shall procure from such Approved Sub-manager a Manager's Undertaking;

(c)	if reasonably required by the Agent, the interests of the Managers in the Insurances will be assigned to the Security Agent with first priority; and

(d)	(following the occurrence of an Event of Default) all claims of the Managers against the Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents.
"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

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"Margin" means 2.50% per annum.
"Master Agreement" means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrower during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged under any Master Agreement.
"Master Agreement Proceeds" means any and all sums due and payable to the Borrower under the Master Agreement following an Early Termination Date (subject always to all rights of netting and set-off contained in the Master Agreement) and all rights to require and enforce the payment of those sums.
"Master Agreement Proceeds Assignment" means the deed of assignment referred to in Clause 17.1.6 (Security Documents).
"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, property or financial condition of the Borrower or the Guarantor; or

(b)	the ability of any Security Party to perform its obligations under any Finance Document; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents; or

(d)	the rights or remedies of any Finance Party under any of the Finance Documents.
"Maximum Loan Amount" means the lesser of:

(a)	$19,800,000;

(b)	60% of the Contract Price; and

(c)	60% of the FMV of the Vessel evidenced by the valuation received by the Agent under Clause 4.1 (Initial conditions precedent).
"MOA" means the memorandum of agreement dated 4 October 2014 as novated in favour of the Borrower on the terms and subject to the conditions of which the Seller will sell the Vessel to the Borrower for the Contract Price.
"Mortgage" means the first preferred mortgage referred to in Clause 17.1.1 (Security Documents).
"New Lender" has the meaning given to that term in Clause 24.1 (Assignments and transfers by the Lenders).
"Non-Consenting Lender" has the meaning given to that term in Clause 36.3.4 (Replacement of Lender).
"Operating Expenses" means expenses reasonably incurred by the Borrower in connection with the ownership of the Vessel including but not limited to operation, employment, maintenance, repair and insurance of the Vessel.
"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2013.
"Original Jurisdiction" means, in relation to a Security Party, the jurisdiction under whose laws that Security Party is incorporated as at the date of this Agreement.
"Party" means a party to this Agreement.

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"Patriot Act" means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199).
"Permitted Disposal" means any sale, lease, licence, transfer or other disposal which is on arm's length terms:

(a)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(b)	of obsolete or redundant vehicles, plant and equipment for cash; and

(c)	arising as a result of any Permitted Encumbrance.
"Permitted Encumbrance" means:

(a)	any Encumbrance which has the prior written approval of the Agent;

(b)	any Encumbrance created pursuant a Finance Document;

(c)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by a Security Party;

(d)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal; or

(e)	any liens for current crews' wages and salvage and liens incurred in the ordinary course of trading the Vessel up to an aggregate amount at any time not exceeding $1,000,000.
"Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by any Security Party or any of their respective ERISA Affiliates.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Quasi-Security" has the meaning given to that term in Clause 22.10 (Negative pledge).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined three Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Banks could borrow funds in the London interbank market in dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in dollars and for that period.
"Reference Banks" means, in relation to LIBOR and Mandatory Cost, the principal London offices of ABN AMRO Bank N.V., ING Bank N.V. and Credit Agricole Corporate and Investment Bank or such other banks as may be appointed by the Borrower with the prior written approval of the Agent.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

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"Relevant Documents" means the Finance Documents, the MOA, the Management Agreement, the Manager's Undertakings, any Intercompany Loan Agreement and the Sinosure Policy.
"Relevant Interbank Market" means the London interbank market.
"Relevant Jurisdiction" means, in relation to a Security Party:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated; and

(c)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 6 (Repayment).
"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrower under Clause 6 (Repayment).
"Repeating Representations" means each of the representations set out in Clause 19.1.1 (Status) to Clause 19.1.6 (Governing law and enforcement), Clause 19.1.10 (No default) to Clause 19.1.19 (Pari passu ranking) and Clause 19.1.26 (Patriot Act).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).
"Restricted Person" means a person that is (i) listed on, or owned or controlled by a person listed on any Sanctions List; (ii) located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions (including, without limitation, at the date of this agreement Cuba, Iran, Myanmar (Burma), North Korea, Syria and Sudan); or (iii) otherwise a target of Sanctions.
"Sanctions" means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or its Member States, including without limitation, the United Kingdom; (iv) any country to which any Security Party or any other member of the Group or any Affiliate of any of them is bound; or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty’s Treasury ("HMT", and together the "Sanctions Authorities").
"Sanctions List" means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets and Investment Ban List issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.
"Scorpio Kamsarmax Pool" means, in relation to the Vessel, a pooling arrangement whereby the pool is managed by the Commercial Manager.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that

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rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Secured Parties" means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
"Security Documents" means the Mortgage, the Assignments, the Guarantee, the Account Security Deed, the Share Pledge, the Master Agreement Proceeds Assignment, any Intercompany Loan Assignment, any Intercompany Subordination and Assignment Agreement and any other Credit Support Documents or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.
"Security Parties" means the Borrower, the Guarantor, any other Credit Support Provider, and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness (excluding always the Managers), and "Security Party" means any one of them.
"Seller" means Wisdom Marine Lines S.A., a company incorporated under the laws of Panama with its registered office at MMG Tower 16th Floor, 53rd E. Street, Urbanizacion, Marbella, Panama City, Panama.
"Share Pledge" means the charge or charges of the issued share capital of the Borrower referred to in Clause 17.1.5 (Security Documents).
"Sinosure" means China Export & Credit Insurance Corporation, a corporation organised and existing under the laws of The People's Republic of China and having its principle place of business at 2 Fortune Times Building, No. 11 Fenghuiyuan, Xicheng District, Beijing 100032, The People's Republic of China.
"Sinosure Insurance Premium" means the premium payable to Sinosure in respect of the Sinosure Policy in accordance with Clause 11 (Fees).
"Sinosure Insurance Proceeds" means all sums payable by Sinosure to or for the account of the Lenders or the Sinosure Agent on behalf of the Lenders under or in connection with the Sinosure Policy.
"Sinosure Policy" means the buyer's export credit insurance policy issued or to be issued by Sinosure in respect of the Vessel and providing in the aggregate political and commercial cover for 90% of the Loan outstanding from time to time and accrued interest thereunder, in form and substance satisfactory to the Lenders.
"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Manager" means Scorpio Ship Management S.A.M., a company incorporated under the laws of Monaco with its registered office at Le Millenium, 9, Boulevard Charles III, MC-98000 Monaco.
"Termination Date" means the date falling ten years after the Delivery Date.
"Total Commitments" means the aggregate of the Commitments.
"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

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(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b)), unless the Vessel is released and returned to the possession of the Borrower within 30 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Transaction" means a transaction entered into between the Swap Provider and the Borrower governed by the Master Agreement.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"Trust Property" means:

(a)	all benefits derived by the Security Agent from Clause 17 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents, with the exception of any benefits arising solely for the benefit of the Security Agent.
"Unpaid Sum" means any sum due and payable but unpaid by any Security Party under the Finance Documents.
"US" means the United States of America.
"US GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.
"US Tax Obligor" means:

(a)	a Security Party which is resident for tax purposes in the US; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.

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"Vessel" means the kamsarmax bulk carrier and everything now or in the future belonging to her on board and ashore, currently under construction by the Builder with the Builder's hull number SS179 on the terms of the Building Contract and, on delivery to the Seller intended to be sold by the Seller to the Borrower on the terms of the MOA, and intended to be registered under the flag of the Republic of the Marshall Islands.

1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:

1.2.1
any "Lender", the "Borrower", the "Guarantor", the "Arranger", the "Agent", the "Swap Provider", any "Secured Party", the "Security Agent", any "Finance Party", the "Sinosure Agent", "Sinosure" or any "Party" shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

1.2.2	"assets" includes present and future properties, revenues and rights of every description;

1.2.3
a "Finance Document", a "Security Document", a "Relevant Document" or any other document is a reference to that Finance Document, Security Document, Relevant Document or other document as amended, novated, supplemented, extended or restated from time to time;

1.2.4	a "group of Lenders" includes all the Lenders;

1.2.5	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.6
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

1.2.7
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.8	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

1.2.9	a time of day (unless otherwise specified) is a reference to London time.

1.3	Headings Section, Clause and Schedule headings are for ease of reference only.

1.4
Defined terms Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default is "continuing" if it has not been remedied or waived.

1.6	Currency symbols and definitions "$", "USD" and "dollars" denote the lawful currency of the United States of America.

1.7	Third party rights

1.7.1
Subject to Clause 1.7.2, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.7.2	Sinosure may enforce or enjoy the benefit of any term of this Agreement under the Third Parties Act.

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1.8
Offer letter This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives before the date of this Agreement.

Section 2	The Loan

2	The Loan

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan not exceeding the Maximum Loan Amount.

2.2	Finance Parties' rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose The Borrower shall apply the Loan for the purposes referred to in Preliminary (B).

3.2	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

4.1.1
The Lenders will only be obliged to comply with Clause 5.3 (Lenders' participation) in relation to the advance of the Loan if on or before the Drawdown Date, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent and the proposed Drawdown Date coincides with the Delivery Date. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

The Agent shall not be obliged to give such notification unless it has received confirmation from the Sinosure Agent that Sinosure has received all of the documents and evidence listed in paragraph 4(d) (Other documents) of Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to Sinosure.

4.1.2
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

4.2.1	The Lenders will only be obliged to advance the Loan if on the date of the Drawdown Request and on the proposed Drawdown Date:

(a)	no Default has occurred and is continuing or would result from the advance of the Loan; and

(b)	the representations made by the Borrower and the Guarantor under Clause 19 (Representations) are true.

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4.3
Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent within seven days after the Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2 (Conditions Subsequent).

4.4
No waiver If the Lenders in their sole discretion agree to advance all or any part of the Loan to the Borrower before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than seven days after the Drawdown Date or such other date specified by the Agent (acting on the instructions of all the Lenders).

The advance of all or any part of the Loan under this Clause 4.4 shall not be taken as a waiver of the Lenders' right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).

4.5	Form and content All documents and evidence delivered to the Agent under this Clause shall:

4.5.1	be in form and substance acceptable to the Agent; and

4.5.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

Section 3	Utilisation

5	Advance

5.1
Delivery of a Drawdown Request The Borrower may request the Loan to be advanced, in a single advance, by delivery to the Agent of a duly completed Drawdown Request not more than ten and not fewer than four Business Days before the proposed Drawdown Date. Any Drawdown Request which becomes effective, in accordance with Clause 32.3, after 10.00 a.m. (Amsterdam time) in the place of receipt shall be deemed only to become effective on the following day. The Borrower may request that part of the Loan be advanced to the Seller and part of the Loan be advanced to the Builder in accordance with the MOA which shall be advanced on the same Business Day.

5.2	Completion of a Drawdown Request A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	it is signed by an authorised signatory of the Borrower;

5.2.2	the proposed Drawdown Date is a Business Day within the Availability Period; and

5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Lenders' participation

5.3.3	Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), each Lender shall make its participation in the Loan available by the Drawdown Date through its Facility Office.

5.3.4	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments.

5.4	Cancellation of Commitment The Commitment shall be cancelled on the earlier of (i) the Drawdown Date and (ii) the end of the Availability Period, to the extent that it is unutilised at that time.

5.5	Notice to Sinosure The Sinosure Agent shall provide Sinosure with a written notice of the disbursement of the Loan within ten days after the Drawdown Date.

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5.6	Termination of Lenders' obligations

5.6.1	Notwithstanding anything contained in the Finance Documents, the obligations of the Lenders to make the Loan available shall terminate in the event that any of the following events take place:

(a)
the Sinosure Policy is cancelled, terminated, rescinded, repudiated or suspended or becomes invalid, illegal or invalid or otherwise ceases to remain in full force or does not constitute legal, valid, binding and enforceable obligations of any party thereto; or

(b)	if it becomes unlawful or impossible for Sinosure to discharge any liability under the Sinosure Policy or to comply with any obligation which are material under the Sinosure Policy; or

(c)	any consent necessary to enable Sinosure to:

(i)	issue and maintain the Sinosure Policy;

(ii)	discharge any liability under the Sinosure Policy; or

(iii)	comply with any provision of the Sinosure Policy which any of the Lenders considers material, is not granted, expires without being renewed or is revoked or any condition thereof is not satisfied; or

(d)	the Agent, the Sinosure Agent or any Lender has received notice in writing of Sinosure's intention to repudiate, terminate or suspend the application of the Sinosure Policy.

5.6.2
If any of the events described in Clause 5.6.1 takes place, the Agent on behalf of the Lenders shall facilitate negotiation with the Borrower in good faith for a maximum period of 30 days with a view to reaching a potential restructuring of the Loan or to arranging a new financing facility for the Vessel to mitigate the loss of the Sinosure Policy on such terms and conditions as are acceptable to the Lenders, provided always that no Lender shall be committed to agree to any such potential restructuring of the Loan or such new financing facility notwithstanding other Lenders may have agreed to do so.

Section 4	Repayment, Prepayment and Cancellation

6	Repayment

6.1
Repayment of Loan The Borrower agrees to repay the Loan to the Agent for the account of the Lenders by 40 consecutive quarterly instalments each in the sum of $412,500, the first instalment falling due on the date which is three calendar months after the Delivery Date, subsequent instalments falling due at consecutive intervals of three calendar months thereafter and the final instalment together with a balloon payment of $3,300,000 (the "Balloon") falling due on the Termination Date. All outstanding Indebtedness shall be due and payable on the Termination Date.

6.2
Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower is less than $19,800,000, the amount of each Repayment Instalment and the Balloon shall be reduced pro rata to the amount actually advanced.

6.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

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7	Illegality, Prepayment and Cancellation

7.1
Illegality If it becomes unlawful in any jurisdiction (other than by reason of Sanctions) for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

7.1.5	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.6	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.7
the Borrower shall repay that Lender's participation in the Loan on the last day of the current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2
Voluntary cancellation The Borrower may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being an amount which is an integral multiple of $1,000,000) of the undrawn amount of the Loan. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of Loan The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount which is an integral multiple of $1,000,000) subject as follows:

7.3.1	it gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice;

7.3.2
it pays to the Agent for the account of the Lenders, in addition to the amount prepaid, a fee of an amount equal to one per cent of the amount prepaid in the event that the Borrower prepays the whole of the Loan, which fee shall be paid on the date of the prepayment in the event that such a prepayment occurs on or prior to the second anniversary of the Drawdown Date; and

7.3.3	any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in inverse order of maturity.

7.4	Right of cancellation and prepayment in relation to a single Lender

7.4.3	If:

(a)	any sum payable to any Lender by the Borrower is required to be increased under Clause 12.2.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

7.4.4	On receipt of a notice referred to in Clause 7.4.1 in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

7.4.5
On the last day of the Interest Period which ends after the Borrower has given notice under Clause 7.4.1 in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents.

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7.5
Mandatory prepayment on sale or Total Loss If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or on the earlier of the date falling 180 days after any such Total Loss and the date on which the proceeds of any such Total Loss are realised, prepay the whole of the Indebtedness.

7.6	Cancellation on default under the MOA In the event that:

7.6.1	any of the events or circumstances specified in Clauses 23.1.6 (Insolvency), 23.1.7 (Insolvency proceedings) and 23.1.8 (Creditors' process) occurs in relation the Seller; or

7.6.2	the MOA is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date, the Agent may give the Borrower notice of the cancellation of the Commitments of the Lenders.

7.7	Mandatory prepayment on termination of Sinosure Policy If:

7.7.1
the Sinosure Policy is cancelled, terminated, rescinded, repudiated or suspended or becomes invalid, illegal or invalid or otherwise ceases to remain in full force or does not constitute legal, valid, binding and enforceable obligations of any party thereto; or

7.7.2	it becomes unlawful or impossible for Sinosure to discharge any liability under the Sinosure Policy or to comply with any obligation which are material under the Sinosure Policy; or

7.7.3	any consent necessary to enable Sinosure to:

(a)	issue and maintain the Sinosure Policy;

(b)	discharge any liability under the Sinosure Policy; or

(c)	comply with any provision of the Sinosure Policy which any of the Lenders considers material, is not granted, expires without being renewed or is revoked or any condition thereof is not satisfied; and/or

7.7.4	the Agent, the Sinosure Agent or any Lender has received notice in writing of Sinosure's intention to repudiate, terminate or suspend the application of the Sinosure Policy; or

7.7.5	the Lenders are unable to rely on the Sinosure Policy for any reason whatsoever, the Agent on behalf of the Lenders shall facilitate negotiation with the Borrower in good faith for a maximum period of 30 days with a view to reaching a potential restructuring of the Loan or to arranging a new financing facility for the Vessel to mitigate the loss of the Sinosure Policy on such terms and conditions as are acceptable to the Lenders, provided always that no Lender shall be committed to agree to any such potential restructuring of the Loan or such new financing facility notwithstanding other Lenders may have agreed to do so.
In the event that the parties do not agree on such a solution within such 30 day period, the Borrower shall immediately on the Agent's written demand make a full prepayment of the Loan.

7.8
Restrictions Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

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Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 7.3.2 (Voluntary prepayment of Loan), without premium or penalty.
In the event of a prepayment under this Agreement the Borrower shall, if applicable, terminate such Transactions as to ensure compliance with the provisions of Clause 22.27 (Permitted Transactions).
The Borrower shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

Section 5	Costs of Utilisation

8	Interest

8.1	Calculation of interest The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1	Margin;

8.1.2	LIBOR; and

8.1.3	Mandatory Cost, if any

8.2
Payment of interest Interest shall accrue day to day, shall be calculated on the basis of a 360 day year, and the Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3
Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods The Borrower may select in a written notice to the Agent the duration of an Interest Period for the Loan subject as follows:

9.1.1	each notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11.00 a.m. (Amsterdam time) on the Quotation Day;

9.1.2
if the Borrower fails to give a notice in accordance with Clause 9.1.1, the relevant Interest Period will, subject to Clauses 9.2 (Interest Periods to meet Repayment Dates) and 9.3 (Non-Business Days), be three months;

9.1.3	subject to this Clause 9, the Borrower may select an Interest Period of one or three months;

9.1.4	an Interest Period shall not extend beyond the Termination Date; and

9.1.5
each Interest Period shall start on the Drawdown Date or (if the Loan is already made) on the last day of its preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

9.2
Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.3
Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1
Absence of quotations Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2
Market disruption If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender's share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1	the Margin;

10.2.2
the rate notified to the Agent by that Lender as soon as practicable, and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

10.2.3	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.
In this Agreement "Market Disruption Event" means:

(a)
at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 66 2/3% of the Loan) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

10.3.1
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to Clause 10.3.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4
Break Costs The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1
Commitment Fee The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of one per cent per annum of the undrawn portion of the Total Commitments during the period commencing on the date of this Agreement to and including the earlier to occur of (i) the Drawdown Date and (ii) the end of the Availability Period.

The accrued commitment fee is payable on:

11.1.4
the last day of each successive period of six months which ends during the period commencing on the date of this Agreement to and including the earlier to occur of (i) the Drawdown Date and (ii) the end of the Availability Period; and

11.1.5	on the earlier of (i) the Drawdown Date and (ii) the end of the Availability Period.

11.2	Upfront fee The Borrower shall pay to the Arranger an upfront fee in the amount and at the times agreed in a Fee Letter.

11.3	Structuring The Borrower shall pay to the Arranger a structuring fee in the amount and at the times agreed in a Fee Letter

11.4	Sinosure Insurance Premium The Borrower:

11.4.1
acknowledges that the Sinosure Agent (acting on behalf of the Lenders) shall procure the placement of the Sinosure Policy and the Lenders shall benefit from the Sinosure Policy throughout the duration of the Facility Period;

11.4.2	agrees to pay:

(i)	the Sinosure Insurance Premium to allow the Sinosure Policy to be issued;

(ii)	any related costs and expenses that are incurred by Sinosure in respect of the issue of the Sinosure Policy;

(iii)	any additional Sinosure Insurance Premium (if applicable, as determined by Sinosure) when there is any amendment or waiver of any term of a Finance Document; and

(iv)	any related costs and expenses that are incurred by Sinosure when there is any amendment or waiver of any term of a Finance Document, each as determined by Sinosure;

11.4.3
agrees that its obligation to make the payments set out in Clause 11.4.2 in respect of the Sinosure Insurance Premium (or any part of it) shall be an absolute obligation and shall not be affected by any matter whatsoever;

11.4.4
acknowledges that any refund of the Sinosure Insurance Premium (or any part of it) shall be made in accordance with the general terms of the Sinosure Policy and any applicable regulations of Sinosure; and

11.4.5
acknowledges that no Finance Party is in any way involved in the determination of the amount of the Sinosure Insurance Premium and agrees that the Borrower shall have no claim or defence against any Finance Party in connection with the amount of such Sinosure Insurance Premium.

Section 6	Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by a Security Party to a Finance Party under Clause 12.2 (Tax gross-up) or a payment by the Borrower under Clause 12.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2
Tax gross-up The Borrower shall (and shall procure that each other Security Party shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

12.2.6
the Borrower shall promptly upon becoming aware that it or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and any such other Security Party;

12.2.7
if a Tax Deduction is required by law to be made by the Borrower or any other Security Party, the amount of the payment due from the Borrower or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

12.2.8
if the Borrower or any other Security Party is required to make a Tax Deduction, the Borrower shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law; and

12.2.9
within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall (and shall procure that such other Security Party shall) deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.6
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.7	Clause 12.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(ii)	relates to a FATCA Deduction required to be made by a Party.

12.3.8
A Protected Party making, or intending to make a claim under Clause 12.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.3.9	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4	Tax Credit If the Borrower or any other Security Party makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	that Finance Party has obtained and utilised that Tax Credit, that Finance Party shall pay an amount to the Borrower or to that other Security Party which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower or that other Security Party.

12.5
Stamp taxes The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

12.6.1
All amounts expressed to be payable under a Finance Document by any Party or any Security Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party or any Security Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party or Security Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to the Borrower).

12.6.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 12.6.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.6.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.4
Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

12.6.5
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.7	FATCA information

12.7.1	Subject to Clause 12.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(c)	confirm to that other Party whether it is:

(iii)	a FATCA Exempt Party; or

(iv)	not a FATCA Exempt Party;

(d)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(e)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.7.2
If a Party confirms to another Party pursuant to Clause 12.7.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3
Clause 12.7.1 shall not oblige any Finance Party to do anything, and Clause 12.7.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(c)	any law or regulation;

(d)	any fiduciary duty; or

(e)	any duty of confidentiality.

12.7.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7.1(a) or 12.7.1(b) (including, for the avoidance of doubt, where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

12.8.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13	Increased Costs

13.1
Increased costs Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the date of this Agreement (including Basel III and any other which relates to capital adequacy or liquidity controls or which affects the manner in which that Finance Party allocates capital resources to obligations under this Agreement and/or the Master Agreement) or (iii) the implementation or application of or compliance with Basel III, CRR or CRD IV or any other law or regulation which implements Basel III, CRR or CRD IV (whether such implementation, application or compliance is by a government, regulator, a Lender or any Affiliate of a Lender) or (iv) any change in the risk weight allocated by that Finance Party to the Borrower after the date of this Agreement.

In this Agreement:
(a)     "Increased Costs" means:

(iii)	a reduction in the rate of return from the Loan or on a Finance Party's (or its Affiliate's) overall capital;

(iv)	an additional or increased cost; or

(v)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document;

(b)
"Basel III" means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

13.1.10
"CRR" means Regulation EU No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012), as amended, supplemented or restated; and

13.1.11
"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated.

13.2	Increased cost claims

13.2.10
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.11	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.3	attributable to a Tax Deduction required by law to be made by the Borrower;

13.3.4	attributable to a FATCA Deduction required to be made by a Party;

13.3.5	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied);

13.3.6	compensated for by the payment of the Mandatory Cost;

13.3.7	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

13.3.8
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1
Currency indemnity If any sum due from the Borrower or the Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

14.1.12	making or filing a claim or proof against the Borrower or the Guarantor (as the case may be), or

14.1.13	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower or the Guarantor (as the case may be) shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.
The Borrower and the Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

14.2.9	The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, the Loan following delivery by the Borrower of a Drawdown Request but the Loan not being advanced by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.2.10
The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 an "Indemnified Person") against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

14.2.11	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any applicable Sanctions; or

(b)	in connection with any Environmental Claim.

14.3	Indemnity to the Agent The Borrower shall promptly indemnify the Agent against:

14.3.1	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

14.3.2
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.12 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

14.4
Indemnity to the Security Agent The Borrower and the Guarantor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

14.4.6	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

14.4.7	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

14.4.8	the taking, holding, protection or enforcement of the Security Documents;

14.4.9	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

14.4.10	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

14.4.11
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

14.5
Sinosure indemnity The Borrower shall indemnify the Sinosure Agent and each Lender on demand and hold each of those parties harmless from and against any duly evidenced additional premiums, cost or expense as provided for under the Sinosure Policy which Sinosure may charge, invoice or set-off against amounts owing to the Sinosure Agent or the Lenders, including without limitation as a result of a change of the delivery schedule of the Vessel or otherwise properly incurred by the Sinosure Agent or the Lenders in connection with compliance with the Sinosure Policy.

14.6	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.

15	Mitigation by the Lenders

15.1
Mitigation Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Security Party under the Finance Documents.

15.2
Limitation of liability The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation). A Finance Party is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1
Transaction expenses The Borrower shall promptly on demand pay the Agent, the Security Agent, the Sinosure Agent, Sinosure and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with:

16.1.3	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;

16.1.4	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;

16.1.5
any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel); and

16.1.6	any discharge, release or reassignment of any of the Security Documents.

16.2
Amendment costs If (a) a Security Party requests an amendment, waiver or consent or (b) an amendment is required under Clause 30.11 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent, the Security Agent, the Sinosure Agent and Sinosure for the amount of all duly documented costs and expenses (including legal fees) reasonably incurred by the Agent, the Security Agent, the Sinosure Agent and Sinosure (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3
Enforcement and preservation costs The Borrower shall, within three Business Days of demand, pay to each Finance Party, Sinosure and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which that Finance Party or other Secured Party may from time to time sustain, incur or become liable for by reason of that Finance Party or other Secured Party being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Finance Party or other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

16.4
Other costs The Borrower shall, within three Business Days of demand, pay to each Finance Party, Sinosure and each other Secured Party the amount of all sums which that Finance Party or other Secured Party may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party or other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party or other Secured Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which that Finance Party or other Secured Party may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

Section 7	Security and Application of Moneys

17	Security Documents and Application of Moneys

17.1
Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

17.1.12	a first preferred mortgage over the Vessel;

17.1.13
a first priority deed or deeds of assignment of the Insurances, Earnings, any Charter and Requisition Compensation of the Vessel; and the first priority assignment of Insurances from the Managers contained in the Managers' Undertakings;

17.1.14	the guarantee and indemnity from the Guarantor;

17.1.15	a first priority account security deed in respect of all amounts from time to time standing to the credit of the Account;

17.1.16	a first priority charge of all the issued shares of the Borrower;

17.1.17	a first priority deed of assignment over the Master Agreement Proceeds;

17.1.18	a first priority deed of assignment of any Intercompany Loan Agreement; and

17.1.19	a subordination agreement by which the rights of any lender under any Intercompany Loan are fully subordinated to the rights of the Finance Parties under the Finance Documents.

17.2
Account The Borrower shall maintain the Account with the Account Bank for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents and rights of set-off in favour of the Account Bank as account holder.

17.3	Earnings The Borrower shall procure that all Earnings, proceeds from any Insurances, any liquidated damages, any Requisition Compensation and the advanced Loan are credited to the Account.

17.4	Application of Account The Borrower shall procure that there is transferred from the Account to the Agent for the account of the Lenders:

17.4.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

17.4.2	on each Interest Payment Date, the amount of interest then due and the Borrower irrevocably authorises the Security Agent to instruct the Account Bank to make those transfers.

17.5
Borrower's obligations not affected If for any reason the amount standing to the credit of the Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

17.6	Application of Earnings During the Facility Period the Earnings are to be applied as follows:

17.6.1	firstly, towards payment of Operating Expenses;

17.6.2	secondly, towards payment of all other sums other than principal and interest owing to the Finance Parties under the Finance Documents and Sinosure under the Sinosure Policy;

17.6.3	thirdly, towards payment of debt service under this Agreement; and

17.6.4	fourthly, towards payment of debt service under the Master Agreement, and subject to no Event of Default being continuing, the balance of the funds in the Account will be freely available to the Borrower.

17.7
Relocation of Account On and at any time an Event of Default is continuing, the Security Agent may without the consent of the Borrower instruct the Account Bank to relocate the Account to any other branch of the Account Bank, without prejudice to the continued application of this Clause 17 and the rights of the Finance Parties under the Finance Documents.

17.8
Access to information The Borrower agrees that the Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Bank (whether in written or electronic form) in relation to the Account, and irrevocably waives any right of confidentiality which may exist in relation to those records.

17.9
Statements Without prejudice to the rights of the Security Agent under Clause 17.8 (Access to information), the Borrower shall procure that the Account Bank provides to the Security Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of the Account during the immediately preceding calendar month.

17.10
Application after acceleration From and after the giving of notice to the Borrower by the Agent under Clause 23.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of the Account are immediately transferred to the Security Agent or any Receiver or Delegate for application in accordance with Clause 17.11 (Application of moneys by Security Agent) and the Borrower irrevocably authorises the Security Agent to instruct the Account Bank to make those transfers.

17.11
Application of moneys by Security Agent The Borrower and the Finance Parties irrevocably authorise the Security Agent or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:

17.11.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

17.11.2	by way of payment of any sum in respect of the Master Agreement Proceeds, any Intercompany Loan Agreement, the Insurances, Earnings, any Charter or any Requisition Compensation; or

17.11.3	by way of transfer of any sum from the Account; or

17.11.4	otherwise under or in connection with any Security Document, in or towards satisfaction of the Indebtedness in the following order:

17.11.5
first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent (and, in the case of the Security Agent, to any Receiver or Delegate) under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

17.11.6
second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 26.11 (Indemnity)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

17.11.7
third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

17.11.8
fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

17.11.9
fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such principal due to each of them; and

17.11.10
sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them,

Provided that any part of the Indebtedness arising out of the Master Agreement shall be satisfied only after every other part of the Indebtedness for the time being due and payable has been satisfied in full; and
Without prejudice to the foregoing, if Sinosure has paid and the Sinosure Agent or the Lenders have received all amounts payable under the Sinosure Policy, Sinosure may provide for a different manner of application from that set out in Clause 17.11 above either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.1	Sinosure Insurance Proceeds

17.1.20
If the Sinosure Agent or the Lenders receive any Sinosure Insurance Proceeds, the Sinosure Agent or the Lenders (as the case may be) shall pay the amount actually received by it to the Security Agent to be applied in or towards satisfaction of any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such principal due to each of them. Any Sinosure Insurance Proceeds received by the Sinosure Agent or the Lenders (as the case may be) or applied by the Security Agent pursuant to this Clause 17.12.1 shall not be deemed to satisfy, reduce, release or prejudice any of the obligations of any Security Party under any Finance Document in whole or in part which obligations shall remain due and payable notwithstanding the receipt or application of the Sinosure Insurance Proceeds.

17.1.21
Notwithstanding any provision to the contrary in any Finance Document, in the event Sinosure pays out in full or in part the Sinosure Insurance Proceeds in accordance with the Sinosure Policy, the obligations of the Security Parties under the Finance Documents shall not be reduced or affected and Sinosure shall be entitled, to the extent of such payment, to exercise the rights the Finance Parties may hold (whether presently or in the future) against any Security Party pursuant to the relevant Finance Document or any relevant laws and/or regulations, as the case may be (but without prejudice to the exercise of such rights by the Finance Parties) unless and until such Sinosure Insurance Proceeds and the interest accrued thereon are fully reimbursed to Sinosure and with respect to the obligations of the Security Parties owed to the Finance Parties under the Finance Documents (or any of them), such obligations shall additionally be owed to Sinosure by way of subrogation of the rights of the Finance Parties.

17.1.22
Each of the Lenders agrees that as soon as Sinosure irrevocably and unconditionally pays in full all moneys due under the Sinosure Policy then each of the Lenders shall promptly transfer to Sinosure their respective Commitments in proportion to and in accordance with the schedule of payments made by Sinosure under the Sinosure Policy whereupon Sinosure shall, upon receipt by the Agent of a duly completed Transfer Certificate in accordance with the provisions of Clause 24.5 (Procedure for transfer), and modified to the extent agreed between the Finance Parties and Sinosure for consistency with the terms and conditions of the Sinosure Policy, be a transferee and as such shall be entitled to the rights and benefits of the Lenders under the Finance Documents to the extent of its interest. Notwithstanding any provisions to the contrary in any Finance Document, the Borrower consents to such assignment and transfer.

17.1.23
The Borrower shall indemnify Sinosure, the Sinosure Agent and the Lenders in respect of any costs or expenses (including legal fees) suffered or incurred by Sinosure, the Sinosure Agent and the Lenders in connection with the transfer referred to hereinabove or in connection with any review by Sinosure of any Default or dispute between any Security Party and any of the Finance Parties occurring prior to the transfer referred to this Clause 17.12.

17.2
Retention on account Moneys to be applied by the Security Agent or any Receiver or Delegate under Clause 17.11 (Application of moneys by Security Agent) or Clause 17.12 (Sinosure Insurance Proceeds) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any Receiver or Delegate may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such Receiver or Delegate may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrower or any other person liable.

17.3
Additional security If at any time the aggregate of the FMV of the Vessel and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 17.14 is less than 130% of the amount of the Loan then outstanding (the "VTL Coverage"), the Borrower shall, within 30 days of the Agent's request, at the Borrower's option:

17.3.3	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

17.3.4	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

17.3.5	prepay the Loan in the amount of the shortfall.
Clauses 6.3 (Reborrowing), 7.3.3 (Voluntary prepayment of Loan) and 7.8 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 17.14 and the value of any additional security provided shall be determined by the Agent in its discretion.
If the Borrower has provided additional security in accordance with the Agent's request under this Clause 17.14, the Borrower may no less than six months after the Borrower has provided additional security in accordance with the Agent's request under this Clause 17.14 request that the Agent test compliance with the VTL Coverage. The Borrower shall bear the cost of valuations obtained by the Agent pursuant to this paragraph to determine the FMV of the Vessel and the value of any additional security provided in accordance with the Agent's request under this Clause 17.14. If the Agent shall determine when testing compliance with the VTL Coverage pursuant to this paragraph that all or any part of that additional security may be released without resulting in a shortfall in the VTL Coverage, provided that no Event of Default is continuing then the Security Agent shall effect a release of all or any part of that additional security in accordance with the Agent's instructions, but this shall be without prejudice to the Agent's right to make a further request under this Clause 17.14 should the value of the remaining security subsequently merit it.
The Agent may obtain valuations to determine the FMV of the Vessel for the purpose of testing compliance of this Clause 17.14 at any time. The Agent shall bear the cost of valuations obtained by the Agent to determine the FMV of the Vessel for the purpose of testing compliance of this Clause 17.14 provided that if an Event of Default is continuing the Borrower shall bear the cost of valuations obtained by the Agent to determine the FMV of the Vessel for the purpose of testing compliance of this Clause 17.14.

17.4
Contingent Amount The Borrower and the Swap Provider have agreed to enter into Master Agreements for the hedging of the Borrower's exposure to interest rate fluctuations.   The Borrower and the Swap Provider have agreed that the Mortgage shall secure any obligations payable by the Borrower to the Swap Provider at any time pursuant to any Master Agreement in a maximum aggregate amount of up to $7,920,000.  The Borrower and the Swap Provider have further agreed that each of the other Security Documents shall not have any limitation as to the amount payable by the Borrower to the Swap Provider at any time pursuant to any Master Agreement which is secured by such other Security Documents.

18	Guarantee and Indemnity

18.1	Guarantee and indemnity The Guarantor irrevocably and unconditionally jointly and severally:

18.1.5	guarantees to each Finance Party punctual performance by each other Security Party of all that Security Party's obligations under the Finance Documents;

18.1.6
undertakes with each Finance Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

18.1.7
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2
Continuing Guarantee This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3
Reinstatement If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4
Waiver of defences The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18.4, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

18.4.1	any time, waiver or consent granted to, or composition with, any Security Party or other person;

18.4.2	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;

18.4.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

18.4.5
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

18.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

18.4.7	any insolvency or similar proceedings.

18.5
Guarantor intent Without prejudice to the generality of Clause 18.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6
Immediate recourse The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7
Appropriations Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

18.7.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

18.7.2	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18.

18.8
Deferral of Guarantor's rights Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

18.8.1	to be indemnified by a Security Party;

18.8.2	to claim any contribution from any other guarantor of any Security Party's obligations under the Finance Documents;

18.8.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

18.8.4
to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

18.8.5	to exercise any right of set-off against any Security Party; and/or

18.8.6	to claim or prove as a creditor of any Security Party in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.9	Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10
Subordination The Guarantor agrees and undertakes with the Finance Parties that all claims of whatsoever nature which it has or may have at any time against the Borrower or any other Security Party or any of their respective property or assets shall rank after and be in all respects subordinate to any and all claims, whether actual or contingent, which the Finance Parties have or may have at any time against the Borrower or such other Security Party or any of its property or assets and that it will not without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

18.10.11	demand or accept payment in whole or in part of any moneys owing to it by the Borrower or any other Security Party;

18.10.12
take any steps to enforce its rights to recover any moneys owing to it by the Borrower or any other Security Party and more particularly (but without limitation) take or issue any judicial or other legal proceedings against the Borrower or other Security Party or any of their respective property or assets; or

18.10.13	prove in the liquidation or other dissolution of the Borrower or other Security Party in competition with a Finance Party.

Section 8	Representations, Undertakings and Events of Default

19	Representations

19.1	Representations The Borrower and the Guarantor make the representations and warranties set out in this Clause 19 to each Finance Party.

19.1.6	Status Each of the Security Parties:

(a)	is a corporation duly incorporated and validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

19.1.7	Binding obligations Subject to the Legal Reservations:

(c)	the obligations expressed to be assumed by each of the Security Parties in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(d)
(without limiting the generality of Clause 19.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.1.8	Non-conflict with other obligations The entry into and performance by each of the Security Parties of, and the transactions contemplated by, the Relevant Documents do not conflict with:

(a)	any law or regulation applicable to such Security Party;

(b)	the constitutional documents of such Security Party; or

(c)
any agreement or instrument binding upon such Security Party or any of such Security Party's assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.1.9	Power and authority

(a)
Each of the Security Parties has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)
No limit on the powers of any Security Party will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.1.10	Validity and admissibility in evidence All Authorisations required or desirable:

(a)
to enable each of the Security Parties lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Security Party is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.

19.1.11	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.

(b)
Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.

19.1.12
Insolvency No corporate action, legal proceeding or other procedure or step described in Clause 23.1.7 (Insolvency proceedings) or creditors' process described in Clause 23.1.8 (Creditors' process) has been taken or threatened in relation to a Security Party; and none of the circumstances described in Clause 23.1.6 (Insolvency) applies to a Security Party.

19.1.13
No filing or stamp taxes Under the laws of the Relevant Jurisdictions of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of the Mortgage at the Ships Registry where title to the Vessel is registered in the ownership of the Borrower and payment of associated fees, which registration, filing, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

19.1.14
Deduction of Tax None of the Security Parties is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.

19.1.15	No default

(a)
No Event of Default and, on the date of this Agreement and the Drawdown Date, no Default has occurred and is continuing or is reasonably likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Security Parties or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.1.16	No misleading information Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

(a)
all material information provided to a Finance Party by or on behalf of any of the Security Parties on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)
all other written information provided by any of the Security Parties (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.1.17	Financial statements

(a)	The Original Financial Statements were prepared in accordance with US GAAP consistently applied.

(b)	The audited Original Financial Statements give a true and fair view of the Guarantor's financial condition and results of operations during the relevant financial year.

(c)	There has been no material adverse change in the Guarantor's assets, business or financial condition since the date of the Original Financial Statements.

(d)	The Guarantor's most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with US GAAP as applied to the Original Financial Statements; and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e)
Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Guarantor.

19.1.18
No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to have a Material Adverse Effect have been started or threatened against any of the Security Parties.

19.1.19	No breach of laws None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.1.20	Environmental laws

(a)
Each of the Security Parties is in compliance with Clause 22.3 (Environmental compliance) and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or is threatened against any of the Security Parties where that claim has or is reasonably likely, if determined against that Security Party, to have a Material Adverse Effect.

19.1.21	Taxation

(a)	None of the Security Parties is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Security Parties with respect to Taxes.

(c)	Each of the Security Parties is resident for Tax purposes only in its Original Jurisdiction.

19.1.22
Anti-corruption law Each of the Security Parties and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.1.23	No Encumbrance or Financial Indebtedness

(a)	No Encumbrance exists over all or any of the present or future assets of the Borrower.

(b)	The Borrower does not have any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.1.24
Pari passu ranking The payment obligations of each of the Security Parties under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.1.25	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Security Parties:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Security Parties.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Security Parties by reason only of the execution, performance and/or enforcement of any Finance Document.

19.1.26
Disclosure of material facts Neither the Borrower nor the Guarantor is aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

19.1.27
Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrower to the Agent in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

19.1.28	No Immunity No Security Party or any of its assets is immune to any legal action or proceeding

19.1.29
Money laundering Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.

19.1.30	Sanctions As regards Sanctions:

(a)
none of the Security Parties or any Affiliate of any of them is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person;

(b)
no proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions; and

(c)	each of the Security Parties and each Affiliate of any of them is in compliance with all Sanctions.

19.1.31
Patriot Act To the extent applicable the Borrower and the Guarantor are in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act.  No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

19.2
Repetition Each Repeating Representation is deemed to be repeated by the Borrower and the Guarantor by reference to the facts and circumstances then existing on the date of the Drawdown Request, on the Drawdown Date, on the first day of each Interest Period.

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20	Information Undertakings
The undertakings in this Clause 20 remain in force for the duration of the Facility Period.

20.1	Financial statements The Guarantor shall supply to the Agent in sufficient copies for all of the Lenders:

20.1.3	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

20.1.4
as soon as the same become available, but in any event within 90 days after the end of each half year during each of its financial years, its unaudited consolidated semi-annual management accounts for that half year.

20.2	Compliance Certificate

20.2.8
The Borrower shall supply to the Agent, with each set of its annual financial statements delivered pursuant to Clause 20.1.1 (Financial statements) and each set of its management accounts delivered pursuant to Clause 20.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

20.2.9	The Borrower shall supply to the Agent on 31 December and 30 June of each year during the Facility Period a Compliance Certificate stating only that no Event of Default is continuing.

20.2.10
The Borrower shall supply to the Agent, with each set of its annual financial statements delivered pursuant to Clause 20.1.1 (Financial statements), valuations issued no more than 30 days prior to such date by two Approved Shipbrokers evidencing the FMV of the Vessel which the Agent shall use in order to determine compliance with Clause 17.14 (Additional Security), such valuations being at the cost of the Borrower.

20.2.11
Each Compliance Certificate shall be signed by the chief financial officer of the Guarantor and, in the case of each Compliance Certificate issued together with its annual financial statements, by the Borrower's auditors.

20.3	Requirements as to financial statements
Each set of financial statements delivered by the Guarantor under Clause 20.1 (Financial statements):

20.3.5
shall be certified by a director of the Guarantor as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up; and

20.3.6
shall be prepared using US GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in US GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(c)	a description of any change necessary for those financial statements to reflect the US GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(d)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

LONLIVE\20319920.10    Page 25

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous The Borrower and the Guarantor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

20.4.1
at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any other Security Party to its creditors generally (or any class of them);

20.4.2
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which are reasonably likely to have a Material Adverse Effect;

20.4.3
promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Security Parties with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs of the Vessel;

20.4.4
promptly on request, such further information regarding the financial condition, assets and operations of any Security Party (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Security Party under this Agreement, any changes to management of the Borrower or the Guarantor and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request; and

20.4.5	promptly on request, such further information as any Finance Party through the Agent may reasonably request.

20.5	Notification of default

20.5.3	The Borrower and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.5.4
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	"Know your customer" checks

20.6.7	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of Clause 20.6.1(c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any

LONLIVE\20319920.10    Page 26

Lender (for itself or, in the case of the event described in Clause 20.6.1(c), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.6.1(c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and any Lender to identify each Security Party in accordance with the requirements to the Patriot Act.

20.6.8
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial Covenants
The following financial covenants shall apply to the Guarantor on a consolidated basis throughout the Facility Period, to be tested by reference to each set of its annual financial statements delivered pursuant to Clause 20.1.1 (Financial statements) and each set of its management accounts delivered pursuant to Clause 20.1.2 (Financial statements):

21.1
Minimum Liquidity Cash and Cash Equivalents shall at all times be the greater of (i) $50,000,000 or (ii) $850,000 per vessel owned by the Group (the “Minimum Liquidity”). For the purpose of this test, Cash and Cash Equivalents can include unutilised and freely available parts of revolving credit facilities with a maturity date in excess of 12 months after the date of the annual financial statements delivered pursuant to Clause 20.1.1 (Financial statements) or the set of management accounts delivered pursuant to Clause 20.1.2 (Financial statements) (as the case may be) provided that 66 2/3% of the Minimum Liquidity shall at all times consist of Cash.

21.2
Minimum Tangible Net Worth The Guarantor shall maintain a Consolidated Tangible Net Worth of not less than $500,000,000 plus (a) 25% of the Guarantor's cumulative, positive consolidated net income for each fiscal quarter commencing on or after 31 December 2013 and (b) 50% of the value of the equity proceeds realized from any issuance of equity interests in the Guarantor occurring on or after 31 December 2013.

21.3	Maximum Leverage A ratio of Net Debt to Consolidated Total Capitalisation of not more than 0.60 to 1.00.

21.4	Minimum Interest Coverage A ratio of Consolidated EBITDA to Consolidated Net Interest Expense calculated on a four quarter trailing basis greater than:

21.4.5	for the period commencing on 30 September 2015 to 3131 December 2016, 1.00 to 1.00;

21.4.6	for the period commencing on 1 January 2017 to 31 December 2017, 2.00 to 1.00; and

21.4.7	for the period commencing on 1 January 2018 for the remainder of the Facility period, 2.50 to 1.00.
Following the date of this Agreement, should US GAAP requirements materially change so as to impact the covenants detailed in this Clause 21, the Guarantor and the Agent shall discuss the required amendments to the covenants detailed in this Clause 21so as to reflect such changes to US GAAP.
The following definitions shall apply to this Clause 21:
“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand held with banks or other financial institutions of the Group which is:
(a)    freely withdrawable on demand;

21.4.8	not subject to any Encumbrance (other than pursuant to any Security Document);

21.4.9	denominated and payable in a freely transferable and freely convertible currency; and

21.4.10	capable of being remitted to the Group.
“Cash Equivalents” means:

(a)
unencumbered securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)
time deposits, certificates of deposit or deposits (in each case, unencumbered) in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and

(c)	such other securities or instruments as the Majority Lenders shall agree in writing, and in respect of both (a) and (b) above, with a rating category of at least “A-” by Standard & Poor's Rating Services and “A” by Moody's Investors Service Limited (or the equivalent used by another rating agency) (provided that, in the case of (b) above only, such rating category shall not be applicable for time deposits, certificates of deposit or deposits (in each case, unencumbered) in the interbank market of any commercial bank which is a Lender), and in each case having maturities of not more than ninety (90) days from the date of acquisition.
“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Guarantor for that accounting period:

(a)	plus, to the extent deducted in computing the net income of the Guarantor for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign income taxes and tax distributions;

(ii)	Consolidated Net Interest Expense;

(iii)
depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv)	expenses incurred in connection with a special or intermediate survey (including any underwater survey done in lieu thereof) of a vessel owned by the Group during such period; and

(v)	any drydocking expenses;

(b)
    minus, to the extent added in computing the consolidated net income of the Guarantor for that accounting period, (i) any non-cash income or losses, non-cash gains or losses and (ii) any extraordinary gains or losses on asset sales not incurred in the ordinary course of business.

“Consolidated Funded Debt” means, for any accounting period, the sum of the following for the Guarantor determined (without duplication) on a consolidated basis for such period and in accordance with US GAAP consistently applied:

(a)	all Financial Indebtedness; and

(a)
all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with US GAAP would be shown on the liability side of a balance sheet), provided that balance sheet accruals for future dry docking expenses shall not be classified as Consolidated Funded Debt.
“Consolidated Net Interest Expense” means the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Guarantor and all of its Subsidiaries during the relevant accounting period less (i) interest income received, (ii) commitment fees and (iii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with US GAAP and as shown in the consolidated statements of income for the Guarantor.
“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Guarantor, minus goodwill.
“Consolidated Total Capitalization” means Consolidated Tangible Net Worth plus Consolidated Funded Debt.
“Net Debt” means Financial Indebtedness less Cash and Cash Equivalents.

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22	General Undertakings
The undertakings in this Clause 22 remain in force for the duration of the Facility Period.

22.1	Authorisations The Borrower and the Guarantor shall promptly:

22.1.7	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.8	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable any Security Party to perform its obligations under the Finance Documents to which it is a party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	enable any Security Party to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2	Compliance with laws
The Borrower and the Guarantor shall comply (and shall procure that each other Security Party and each Affiliate of any of them shall comply), in all respects with all laws to which it may be subject, if (except as regards anti-corruption laws, to which Clause 22.5 applies) failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.3	Environmental compliance
The Borrower and the Guarantor shall:

22.3.11	comply with all Environmental Laws;

22.3.12	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

22.3.13	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.4	Environmental Claims
The Borrower and the Guarantor shall promptly upon becoming aware of the same, inform the Agent in writing of:

22.4.9	any Environmental Claim against any of the Security Parties which is current, pending or threatened; and

22.4.10	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Security Parties, where the claim, if determined against that Security Party, has or is reasonably likely to have a Material Adverse Effect.

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22.5	Anti-corruption law

22.5.1
The Borrower and the Guarantor shall not (and shall procure that no other Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

22.5.2	The Borrower and the Guarantor shall (and shall procure that each other Security Party and each Affiliate of any of them shall):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.6	Taxation

22.6.14
The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

22.6.15	Neither the Borrower nor the Guarantor may (and no other Security Party may) change its residence for Tax purposes.

22.7
Evidence of good standing The Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any of the Security Parties remain in good standing.

22.8
Pari passu ranking The Borrower and the Guarantor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.9	Protection of Sinosure Policy

22.9.1
If at any time in the opinion of the Agent, the Sinosure Agent or Sinosure, any provision of a Finance Document contradicts or conflicts with any provision of the Sinosure Policy or Sinosure requires any further action to be taken or documents to be entered into for the Sinosure Policy to remain in full force and effect, the Borrower shall take such action as the Agent, the Sinosure Agent or Sinosure shall require to remove any contradiction or conflict and to ensure the Sinosure Policy remains in full force and effect.

22.9.2	Without prejudice to Clause 22.9.1, the Borrower and the Guarantor shall:

(a)	take such action or refrain from taking such action as the Agent, the Sinosure Agent or Sinosure shall require in order to ensure that the beneficiaries under the Sinosure Policy

LONLIVE\20319920.10    Page 29

to comply with and continue to benefit from the Sinosure Policy or to maintain the effectiveness of the Sinosure Policy; and

(b)	not do or omit to do or cause anything to be done or omitted which might be contrary to or incompatible with the obligations undertaken by the Lenders under or in connection with the Sinosure Policy;

(c)	execute all such documents and instruments and do all such other acts and things as Sinosure or any Finance Party may:

(i)	reasonably require in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and

(ii)	require in order for the beneficiaries under the Sinosure Policy to comply with and continue to benefit from the Sinosure Policy or to maintain the effectiveness of the Sinosure Policy.
22.9.3    The Borrower will:

(a)
cooperate with the Agent, the Sinosure Agent or the Lenders on their reasonable request to take all steps necessary on the part of the Borrower to ensure that the Sinosure Policy remains in full force and effect throughout the Facility Period; and

(b)	use reasonable endeavours to assist the Sinosure Agent or the Lenders in making any claim under the Sinosure Policy to the extent they are able to.

22.9.4
The Borrower will promptly supply to the Sinosure Agent or the Lenders copies of all financial or other information reasonably required by the Sinosure Agent or the Lenders to satisfy any request for information made by Sinosure to the Sinosure Agent or the Lenders pursuant to the Sinosure Policy.

22.10	Negative pledge
In this Clause 22.10 "Quasi-Security" means an arrangement or transaction described in Clause 22.10.2.
Except as permitted under Clause 22.10.3:

22.10.1	the Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) create nor permit to subsist any Encumbrance over any of its assets; and

22.10.2	the Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will):

(c)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Security Party;

(d)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(e)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(f)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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22.10.3	Clauses 22.10.1 and 22.10.2 do not apply to any Encumbrance or (as the case may be) Quasi-Security, which is a Permitted Encumbrance.

22.11	Disposals

22.11.1
Except as permitted under Clause 22.11.2, the Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) without the prior written consent of the Agent enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

22.11.2	Clause 22.11.1 does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

22.12	Arm's length basis

22.12.1
Except as permitted under Clause 22.12.2, the Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) enter into any transaction with any person except on arm's length terms and for full market value.

22.12.2
Fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent shall not be a breach of this Clause 22.12.

22.13	Merger The Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

22.14
Change of business The Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

22.15	No other business The Borrower shall not engage in any business other than the ownership, operation, chartering and management of the Vessel.

22.16
No acquisitions The Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

22.17	No Joint Ventures The Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will):

22.17.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

22.17.2
transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

22.18	No borrowings The Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) incur or allow to remain outstanding any Financial Indebtedness except for:

22.18.1	the Loan

22.18.2	any Intercompany Loans made available pursuant to an Intercompany Loan Agreement provided that:

LONLIVE\20319920.10    Page 31

(d)
the rights of any lender under such Intercompany Loan are (i) fully subordinated to the rights of the Finance Parties under the Finance Documents and (ii) assigned to the Security Agent pursuant to an Intercompany Subordination and Assignment Agreement; and

(e)	the rights of the Borrower under such Intercompany Loan Agreement are assigned to the Security Agent pursuant to an Intercompany Loan Assignment, and in each case any lender under such Intercompany Loan and the Borrower shall enter into such supporting and ancillary documentation in respect of such Intercompany Subordination and Assignment Agreement and Intercompany Loan Assignment as the Agent may reasonably request and the Agent shall be permitted to obtain such legal opinions in respect of such Intercompany Subordination and Assignment Agreement and Intercompany Loan Assignment as the Agent may reasonably require (the costs in respect of which shall be for the account of the Borrower);

22.18.3	under any Master Agreement; or

22.18.4	any Financial Indebtedness arising in the ordinary course of business in connection with the chartering, operation or repair of the Vessel.

22.19
No substantial liabilities Except in the ordinary course of business, the Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) incur any liability to any third party which is in the Agent's opinion of a substantial nature.

22.20
No loans or credit The Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) be a creditor in respect of any Financial Indebtedness unless it is a loan made in the ordinary course of business in connection with the chartering, operation or repair of the Vessel.

22.21
No guarantees or indemnities The Borrower shall not (and shall procure that no other Security Party (other than the Guarantor) will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

22.22
No dividends or payments pursuant to Intercompany Loans In the event that an Event of Default is continuing or an Event of Default would result from undertaking of any of the below the Borrower shall not:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(d)	issue any new shares in its share capital or resolve to do so; or

(e)	make any payment or repayment pursuant to any Intercompany Loan or Intercompany Loan Agreement.

22.23	Inspection of records The Borrower and the Guarantor will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

22.24
No change in Relevant Documents The Borrower and the Guarantor shall not (and shall procure that no other Security Party will) amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents and excluding the MOA and the Management

LONLIVE\20319920.10    Page 32

Agreement, or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) or Clause 4.3 (Conditions subsequent).

22.25	Further assurance

22.25.1
The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)
to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Security Agent or confer on the Finance Parties an Encumbrance over any property and assets of the Borrower (or that other Security Party as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

22.25.2
The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.26
No dealings with Master Agreement The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

22.27	Permitted Transactions The Borrower shall not maintain outstanding Transactions the aggregate notional amount of which shall exceed the amount of the Loan from time to time.

22.28
No change of ownership of the Borrower The Guarantor will not permit any change in the beneficial ownership or control of the Borrower from that advised to the Agent by the Borrower at the date of this Agreement and will procure that the Borrower will remain a wholly owned subsidiary of the Guarantor.

22.29
Employees and ERISA Compliance Neither the Borrower nor the Guarantor shall employ any individuals, sponsor, maintain or become obligated to contribute to any Plan or any other pension scheme.  The Borrower and the Guarantor shall provide prompt written notice to the Agent in the event that the Borrower or the Guarantor becomes aware that it has incurred or is reasonably likely to incur any liability with respect to any Plan or any other pension scheme, that, individually or in the aggregate with any other such liability would be reasonably expected to have a Material Adverse Effect

22.30	Sanctions

22.30.1	The Borrower and the Guarantor:

LONLIVE\20319920.10    Page 33

(a)
each undertake that it, each Security Party, any other member of the Group, or any Affiliate of any of them, or any director, officer, agent, employee or person acting on behalf of any of the foregoing, is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

(b)
shall, and shall procure that each Security Party, each other member of the Group, and each Affiliate of any of them, shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Finance Parties;

(c)
shall procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Finance Party in its name, in the name of any Security Party, in the name of any other member of the Group, or any Affiliate of any of them;

(d)	each undertake that it, each Security Party, each other member of the Group, and each Affiliate of any of them, has taken reasonable measures to ensure compliance with Sanctions;

(e)
shall, and shall procure that each Security Party and each other member of the Group shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

(f)
shall not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting Clause 22.2 (Compliance with laws)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by a Security Party in accordance with this Agreement.

22.30.2
Each Party acknowledges and agrees that the Borrower and the Guarantor do not undertake the requirements under Clause 22.30.1 in favour of any Lender incorporated or having its registered office in the Federal Republic of Germany and no such Lender shall have any right thereunder and shall be deemed not to be a party to the provisions of this Clause 22.30.

22.31	Assignment of Claims The Guarantor shall not assign any claims that it may have against another Security Party, against the Vessel or in respect of a Relevant Document.

22.32	Use of proceeds

22.32.1
The Borrower and the Guarantor shall not, and shall procure that each Security Party, any other member of the Group, and any Affiliate of any of them, shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in any Security Party or a Finance Party being in breach of any Sanctions or becoming a Restricted Person.

22.32.2
Each Party acknowledges and agrees that the Borrower and the Guarantor do not undertake the requirements under Clause 22.32.1 in favour of any Lender incorporated or having its registered office in the Federal Republic of Germany and no such Lender shall have any right thereunder and shall be deemed not to be a party to the provisions of this Clause 22.32.

23	Events of Default

23.1	Events of Default Each of the events or circumstances set out in this Clause 23.1 is an Event of Default.

23.1.6	Non-payment A Security Party does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within two Business Days of its due date.

23.1.7	Other specific obligations

(d)	Any requirement of Clause 21 (Financial Covenants) is not satisfied.

(e)	A Security Party does not comply with any obligation in a Finance Document relating to the Insurances or with Clause 17.14 (Additional security).

23.1.8	Other obligations

(a)	A Security Party does not comply with any provision of a Finance Document (other than those referred to in Clause 23.1.1 (Non-payment) and Clause 23.1.2 (Other specific obligations).

(b)
No Event of Default under this Clause 23.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

23.1.9
Misrepresentation Any representation or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

23.1.10	Cross default Any Financial Indebtedness of the Borrower or the Guarantor:

(g)	is not paid when due nor within any originally applicable grace period; or

(h)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); or

(i)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result of such an event.
No Event of Default will occur under this Clause 23.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (a) to (c) is either (i) in the case of the Borrower, less than $500,000 or its equivalent in any other currency or currencies (unless such sum is being contested in good faith) or (ii) in the case of the Guarantor, less than $10,000,000 or its equivalent in any other currency or currencies (unless such sum is being contested in good faith).

23.1.11	Insolvency

(d)
The Borrower or Guarantor is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(e)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(f)	A moratorium is declared in respect of any indebtedness of a Security Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.1.12	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Guarantor;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or the Guarantor;

(c)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of the Borrower or the Guarantor or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of the Borrower or the Guarantor, or any analogous procedure or step is taken in any jurisdiction.
This Clause 23.1.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within five days of commencement.

23.1.13	Creditors' process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

23.1.14	Unlawfulness and invalidity

(a)
It is or becomes unlawful for a Security Party to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Security Party under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.1.15	Cessation of business The Borrower or the Guarantor ceases, or threatens to cease, to carry on all or a substantial part of its business.

23.1.16	Change in ownership or control of the Borrower The Borrower ceases to be ultimately owned and controlled by the Guarantor or ceases to be a wholly owned subsidiary of the Guarantor.

23.1.17
Expropriation The authority or ability of the Borrower or the Guarantor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or the Guarantor or any of its assets.

23.1.18	Repudiation and rescission of agreements

(f)	A Security Party rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(g)
Subject to Clause 23.1.13(c), any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

(h)
The Management Agreement is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance satisfactory to the Majority Lenders.

23.1.19	Conditions subsequent Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

23.1.20
Revocation or modification of Authorisation Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties or any other person (except a Finance Party) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of any Finance Party, or ceases to remain in full force and effect.

23.1.21	Reduction of capital The Borrower reduces its authorised or issued or subscribed capital.

23.1.22
Loss of Vessel The Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 23.1.17 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	the Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within 180 days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

23.1.23
Challenge to registration The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

This Clause 23.1.18 shall not apply to any challenge or contest which is frivolous or vexatious and is discharged, stayed or dismissed within five days of commencement.

23.1.24
War The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

No Event of Default under this Clause 23.1.19 will occur if within ten Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of such events and circumstances described in this Clause 23.1.19 occurring, the Borrower registers the Vessel under a different flag acceptable to the Agent (acting reasonably), registers a Mortgage over the Vessel with first priority in favour of the Security Agent (such Mortgage being in a form and substance acceptable to the Agent (acting reasonably)) and provides such supporting corporate authorisations, legal opinions and other supporting documents reasonably requested by the Agent.

23.1.25
Master Agreement termination A notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

This Clause 23.1.20 shall not apply to any Transactions that are terminated pursuant to Clause 7.8 (Restrictions).

23.1.26	Notice of determination The Guarantor gives notice to the Security Agent to determine any obligations under the Guarantee.

23.1.27
Litigation Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against a Security Party or its assets which have or are reasonably likely to have a Material Adverse Effect.

This Clause 23.1.22 shall not apply to any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes which are frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

23.1.28	Material adverse change Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

23.1.29	Sanctions

(g)
Any of the Security Parties or any Affiliate of any of them becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(h)
Any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(i)	Any of the Security Parties or any Affiliate of any of them is not in compliance with all Sanctions.

23.2	Acceleration On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

23.2.14	by notice to the Borrower cancel the Total Commitments, at which time they shall immediately be cancelled;

23.2.15
by notice to the Borrower declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable;

23.2.16	by notice to the Borrower declare that the Loan is payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

23.2.17	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

23.3	Sinosure The Agent agrees that it will consult with Sinosure and the Sinosure Agent prior to issuing a notice pursuant to Clause 23.2 (Acceleration).

Section 9	Changes to Parties

24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders Subject to this Clause 24, a Lender (the "Existing Lender") may:

24.1.18	assign any of its rights; or

24.1.19	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to Sinosure pursuant to Clause 17.12 (Sinosure Insurance Proceeds) (the "New Lender").

24.2	Conditions of assignment or transfer

24.2.11	An Existing Lender must obtain the prior written consent of Sinosure before it may make an assignment or transfer in accordance with Clause 24.1 (Assignments and transfers by the Lenders).

24.2.12	An assignment will only be effective on:

(d)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(e)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.13	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.14	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 24.2.4 shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Loan.

24.2.15
Each New Lender confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3
Assignment or transfer fee Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Loan, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000.

24.4	Limitation of responsibility of Existing Lenders

24.4.16	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Security Party;

(c)	the performance and observance by any Security Party of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document, and any representations or warranties implied by law are excluded.

24.4.17	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(f)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Security Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any of the Relevant Documents; and

(g)
will continue to make its own independent appraisal of the creditworthiness of each Security Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.18	Nothing in any Finance Document obliges an Existing Lender to:

(d)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(e)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Security Party of its obligations under the Relevant Documents or otherwise.

24.5	Procedure for transfer

24.5.1
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.2.2(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(c)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(d)
the Borrower and the Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the Guarantor and the New Lender have assumed and/or acquired the same in place of the Borrower and the Guarantor and the Existing Lender;

(e)
the Agent, the Security Agent, the Arranger, the Sinosure Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the Arranger, the Sinosure Agent, and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(f)	the New Lender shall become a Party as a "Lender".

24.6	Procedure for assignment

24.6.1
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 24.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.6.2
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

24.6.3	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(d)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents and expressed to be the subject of the assignment in the Assignment Agreement;

(e)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents); and

(f)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

24.6.4
Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Security Party or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Security Party from the obligations owed to that Security Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7
Copy of Transfer Certificate or Assignment Agreement to Borrower The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8
Security over Lenders' rights In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

24.8.4	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

24.8.5
in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)
require any payments to be made by a Security Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Pro rata interest settlement

24.9.3
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(e)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three months, on the next of the dates which falls at three monthly intervals after the first day of that Interest Period); and

(f)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.9.4	In this Clause 24.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

25	Changes to the Security Parties

25.1	No assignment or transfer by Security Parties No Security Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10	The Finance Parties

26	Role of the Agent, the Security Agent, the Sinosure Agent and the Arranger

26.1	Appointment of the Agent, the Security Agent and the Sinosure Agent

26.1.3
Each of the Arranger, the Sinosure Agent and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents and each of the Arranger, the Sinosure Agent, the Lenders and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

26.1.4
Each of the Arranger, the Sinosure Agent and the Lenders authorises the Agent and each of the Arranger, the Sinosure Agent, the Lenders and the Agent authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.1.5
The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

26.1.6
Except in Clause 26.15 (Replacement of the Agent) and Clause 26.22 (Period without role for Agent) or where the context otherwise requires, references in this Clause 26 to the "Agent" shall mean the Agent, the Security Agent individually and collectively and references in this Clause 26 to the "Finance Documents" or to any "Finance Document" shall not include the Master Agreement.

26.1.7
Each Lender hereby appoints and authorises the Sinosure Agent to act as its agent in connection herewith and for all purposes under the Sinosure Policy, with power to take all actions on behalf of the Lenders under the Sinosure Policy.

26.2	Instructions

26.2.19	The Agent shall:

(a)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 26.2.1(a).

26.2.20
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, the Sinosure Agent or Sinosure, from that Lender, group of Lenders, the Sinosure Agent or Sinosure) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

26.2.21
Save in the case of decisions stipulated to be a matter for any other Lender, group of Lenders, the Sinosure Agent or Sinosure under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

26.2.22
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders, the Sinosure Agent or Sinosure until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

26.2.23	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

26.2.24
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 26.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents or the enforcement of the Finance Documents.

26.3	Duties of the Agent

26.3.4	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3.5	Subject to Clause 26.3.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

26.3.6	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), Clause 26.3.1 shall not apply to any Transfer Certificate or any Assignment Agreement.

26.3.7	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.3.8	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.3.9
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger, the Sinosure Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.3.10	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4	Role of the Arranger Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

26.5.5
Subject to Clause 26.12 (Trust) which relates to the Security Agent only, nothing in any Finance Document constitutes the Agent, the Sinosure Agent or the Arranger as a trustee or fiduciary of any other person.

26.5.6	Neither the Agent, the Sinosure Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6
Business with Security Parties The Agent, the Sinosure Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower and any other Security Party or its Affiliate.

26.7	Rights and discretions of the Agent

26.7.5	The Agent may:

(f)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(g)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of (A), may assume the truth and accuracy of that certificate.

26.7.6	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or security agent for the Finance Parties (as the case may be)) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Events of Default));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Drawdown Request) is made on behalf of and with the consent and knowledge of all the Security Parties.

26.7.7	The Agent may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts.

26.7.8
Without prejudice to the generality of Clause 26.7.3 or Clause 26.7.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

26.7.9
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

26.7.10	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

26.7.11	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.7.12
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7.13
The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 10.2.2 (Market Disruption).

26.7.14
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8	Responsibility for documentation Neither the Agent nor the Arranger is responsible or liable for:

26.8.3
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, a Security Party or any other person given in or in connection with any Relevant Document or the transactions contemplated in the Finance Documents; or

26.8.4
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Document; or

26.8.5
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	No duty to monitor The Agent shall not be bound to enquire:

26.9.1	whether or not any Default has occurred;

26.9.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

26.9.3	whether any other event specified in any Finance Document has occurred.

26.10	Exclusion of liability

26.10.1
Without limiting Clause 26.10.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent) the Agent shall not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(c)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents, unless directly caused by its gross negligence or wilful misconduct;

(d)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, any Encumbrance created or expressed to be created or evidenced by the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents;

(e)	any shortfall which arises on the enforcement or realisation of the Trust Property; or

(f)
without prejudice to the generality of Clauses 26.10.1(a), 26.10.1(b) and 26.10.1(c), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

26.10.2
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

26.10.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.10.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(c)	any "know your customer" or other checks in relation to any person;

(d)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10.5
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.11	Lenders' indemnity to the Agent

26.11.1
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and every Receiver and Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.12 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Receiver or Delegate has been reimbursed by a Security Party pursuant to a Finance Document).

26.11.2	Subject to Clause 26.11.3, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 26.11.1

26.11.3	Clause 26.11.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to a Security Party.

26.12
Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 26.12, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 26.12. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

26.12.1
the Security Agent and any Delegate may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any Delegate by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

26.12.2
the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance;

26.12.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement;

26.12.4
the Security Agent shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by any Finance Document including, without limitation, any failure to register the same in accordance with the provisions of any of the documents of title of any Security Party to any of the assets thereby charged or effect or procure registration of or otherwise protect the security created by any Security Document under any registration laws in any jurisdiction and may accept without enquiry such title as any Security Party may have to any asset;

26.12.5
the Security Agent shall not be under any obligation to hold any title deed, Finance Document or any other documents in connection with the Finance Documents or any other documents in connection with the property charged by any Finance Document or any other such security in its own possession or to take any steps to protect or preserve the same, and may permit any Security Party to retain all such title deeds, Finance Documents and other documents in its possession; and

26.12.6
save as otherwise provided in the Finance Documents, all moneys which under the trusts therein contained are received by the Security Agent may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent, and the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

26.13	Parallel Debt

26.13.3
    Notwithstanding any other provision of this Agreement, the Borrower and the Guarantor hereby irrevocably and unconditionally undertake to pay to the Security Agent as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by the Borrower or the Guarantor (as the case may be) to each of the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document (the "Parallel Debt"). Any security granted to secure such Parallel Debt shall not be held on trust by the Security Agent.

26.13.4
    The Security Agent shall have its own independent right to demand payment of the amounts payable by the Borrower and the Guarantor (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding) under this Clause 26.

26.13.5
    Any amount due and payable by the Borrower or the Guarantor (as the case may be) to the Security Agent under this Clause 26 shall be decreased to the extent that the other Finance Parties have received payment in full or in part (which payment has not been rescinded or otherwise restored or returned) of the corresponding amount under the other provisions of the Finance Documents, and any amount due and payable by the Borrower or the Guarantor (as the case may be) to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received payment in full or in part (which payment has not been rescinded or otherwise restored or returned) of the corresponding amount under this Clause 26.

26.14	Resignation of the Agent

26.14.5	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties, Sinosure and the Borrower.

26.14.6
Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties, Sinosure and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

26.14.7
If the Majority Lenders have not appointed a successor Agent in accordance with Clause 26.14.2 within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

26.14.8
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 26.14.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees.

26.14.9
The retiring Agent shall, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

26.14.10	The Agent's resignation notice shall only take effect upon the appointment of a successor and (in the case of the Security Agent) the transfer of all the Trust Property to that successor.

26.14.11
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 26.14.5) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.14.12
The Agent shall resign in accordance with Clause 26.14.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 26.14.3) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond to a request under Clause 12.7 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

26.15	Replacement of the Agent

26.15.1
After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority lenders) replace the Agent by appointing a successor Agent.

26.15.2
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

26.15.3
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 26.15.2 but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26.

26.15.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.16	Confidentiality

26.16.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.16.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.16.3
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any laws or a breach of a fiduciary duty.

26.17	Relationship with the Lenders

26.17.1
Subject to Clause 24.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(e)	entitled to or liable for any payment due under any Finance Document on that day; and

(f)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.17.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

26.17.3
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and Clause 32.6.1(b) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.18
Credit appraisal by the Lenders Without affecting the responsibility of any Security Party for information supplied by it or on its behalf in connection with any Relevant Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Document including but not limited to:

26.18.2	the financial condition, status and nature of each Security Party;

26.18.3
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document;

26.18.4
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Relevant Document, the transactions contemplated by the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of under or in connection with any Relevant Document; and

26.18.5
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any Encumbrance created or expressed to be created or evidenced by the Security Documents or the existence of any Encumbrance affecting the Charged Property.

26.19	Reference Banks If a Reference Bank ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another bank to be a Reference Bank to replace that Reference Bank.

26.20
Agent's management time Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 16 (Costs and expenses) and Clause 26.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

26.21
Deduction from amounts payable by the Agent If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.22	Period without role for Agent

26.22.1	In this Clause 26.22, a "Non-Agent Period" means the period in which the Agent has no role pursuant to Clause 26.22.2.

26.22.2
The Agent shall not have a role under this Agreement, other than entering into the Finance Documents in its capacity as Agent, and the other provisions of this Clause 26 shall not apply to the extent that they relate to the Agent if and for as long as each of the following conditions are met:

(a)	the only Lender is the Original Lender; and

26.22.3
no Default is continuing nor has the Original Lender (acting reasonably) determined that a Default has occurred and is continuing and the Original Lender has notified the Borrower in writing that it has instructed the Agent to commence acting in its role as the Agent.

26.22.4	During a Non-Agent Period:

(d)
subject to Clause 26.22.3(c), all references to "the Agent" (other than in this Clause 26.22) and all references to "an Agent", or "a Party" in any Finance Document shall, where it relates to the Agent, be construed as references to "the Original Lenders" or "the Original Lender";

(e)	all payments which are expressed to be made to, received by or made available to or by the Agent (as applicable), must be made to, received by or made available to or by the Original Lender; and

(f)	the reference to "the Agent" in:

(i)	Clause 26.8 (Responsibility for documentation) to and including Clause 26.11 (Lenders' indemnity to the Agent);

(ii)	Clause 14.2 (Other indemnities); and

(iii)	Clause 16 (Costs and Expenses),
must at all times be construed as reference to each of the Agent and the Original Lender in its former and/or existing role of the Agent pursuant to Clause 26.22.3(a).

27	Conduct of Business by the Finance Parties
No provision of this Agreement will:

27.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	Sharing among the Finance Parties

28.1
Payments to Finance Parties If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from a Security Party other than in accordance with Clause 30 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

28.1.11	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

28.1.12
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

28.1.13
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

28.2
Redistribution of payments The Agent shall treat the Sharing Payment as if it had been paid by the relevant Security Party and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.6 (Partial payments) towards the obligations of that Security Party to the Sharing Finance Parties.

28.3
Recovering Finance Party's rights On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Security Party, as between the relevant Security Party and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Security Party.

28.4	Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.6
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

28.4.7	as between the relevant Security Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Security Party.

28.5	Exceptions

28.5.15
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Security Party.

28.5.16
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29	Sinosure

29.1	Sinosure Policy Each Lender represents and warrants to each other Lender that:

29.1.5	it has reviewed the Sinosure Policy and is aware of the provisions thereof;

29.1.6	the representations and warranties made by each Lender under the Sinosure Policy are true and correct with respect to such Lender in all respects;

29.1.7
no information provided by such Lender in writing to Sinosure prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission; and

29.1.8
it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in any Lender being in breach of any of their respective obligations as insured parties under the Sinosure Policy.

29.2
Communication relating to Sinosure Policy Each Lender and the Sinosure Agent agree to furnish promptly to each Lender, a copy of each written communication received by it from, or sent by it to, Sinosure expressly relating to the Sinosure Policy. Each Lender agrees not to take any action under the Sinosure Policy without the consent of all of the Lenders (which consent shall not be unreasonably withheld), unless it has reasonably determined that such action would not be material to the coverage provided to the Lenders thereunder.

29.3
Claims under the Sinosure Policy Each Lender acknowledges and agrees that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the Sinosure Policy unless a notice has been issued pursuant to Clause 23.2 and in accordance with the Sinosure Policy.

29.4
Sinosure Agent actions The Sinosure Agent agrees to take such actions under the Sinosure Policy (including with respect to any amendment, modification or supplement to the Sinosure Policy) as may be directed on the unanimous instructions of the Lenders from time to time; provided that, anything herein or in the Sinosure Policy to the contrary notwithstanding, the Sinosure Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

29.5
Sinosure Agent indemnity Each Lender severally agrees to indemnify, in proportion to their Commitment, the Sinosure Agent and its affiliates, and its and their respective officers, directors, employees and agents for all liabilities, damages, costs and expenses sustained or incurred by, or asserted against the Sinosure Agent or any of its affiliates or its or their respective officers, directors, employees or agents arising out of or by reason of any action taken by the Sinosure Agent or any of its affiliates or its or their respective officers, directors, employees or agents or as a result of any misrepresentations and/or other breaches under Clause 29 (Sinosure Policy), provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Sinosure Agent. Each Lender expressly confirms and agrees that the Sinosure Agent shall not be liable for any loss caused as a result of the breach by any such Lender of its obligations under Clause 29.1 (Sinosure Policy). The provisions of Clause 26.14 (Resignation of the Agent), pertaining to the procedures to be followed in connection with the appointment of a successor Agent shall constitute, mutatis mutandis, the procedures to be followed in connection with the appointment of a successor Sinosure Agent.

29.6
Reimbursement of premium Each Lender agrees to reimburse the Sinosure Agent and each other Lender in their proportion of the Commitment in respect of the Sinosure Insurance Premium (or any part thereof) if such premium (or any part thereof) is paid by the Sinosure Agent or another Lender and the Sinosure Agent or that other Lender is not put in funds or fully reimbursed in accordance with the terms of Clause 14.5 (Sinosure Indemnity).

29.7	Prior consultation with Sinosure The Borrower acknowledges that the Lenders, the Sinosure Agent and the Agent may, under the terms of the Sinosure Policy be required:

29.7.6
to consult with Sinosure, prior to the exercise of certain decisions under the Finance Documents to which they are a party (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and

29.7.7	to follow certain instructions given by Sinosure.
Each Finance Party will be deemed to have acted reasonably if it has acted on the instructions of Sinosure (in accordance with the terms of the Sinosure Policy) in the making of any such decision or the taking or refraining to take any action under any Finance Document to which it is a party.

29.8
Action contrary to Sinosure instructions or to the Sinosure Policy If, in respect of any matter in relation to or arising out of any of the Finance Documents where the approval, consent, authorisation or instruction of Sinosure is required under the terms of the Finance Documents or the Sinosure Policy, the Lenders or any one or more of them wish to take any step or action under or in relation to which conflicts with, or in contrary to, the provisions of the Sinosure Policy, the approval, consent, authorisation or instruction of Sinosure, such step or action may only be taken with the consent of all the Lenders.

29.9	Sinosure override

29.9.7
Each of the Agent, the Sinosure Agent and the Security Agent shall be authorised to take all such actions as they may deem necessary to ensure that all requirements of Sinosure under or in connection with the Sinosure Policy are complied with (unless all the Lenders instruct otherwise in writing).

29.9.8
Neither the Agent, the Sinosure Agent nor the Security Agent shall be obliged to do anything if, in their opinion (upon consultation with Sinosure), to do so could result in a breach of any requirements of Sinosure under or in connection with the Sinosure Policy or affect the validity of the Sinosure Policy (unless all the Lenders instruct otherwise in writing).

29.10
Liability of Sinosure Agent Neither the Sinosure Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Sinosure Agent under or in connection with the Sinosure Policy, unless as a result of the Sinosure Agent's gross negligence or wilful misconduct.

Section 11	Administration

30	Payment Mechanics

30.1
Payments to the Agent On each date on which a Security Party or a Lender is required to make a payment under a Finance Document (other than the Master Agreement), that Security Party or that Lender shall make the same available to the Agent for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2
Distributions by the Agent Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to a Security Party) and Clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

30.3
Distributions to a Security Party The Agent may (with the consent of a Security Party or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Security Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Security Party under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

30.4.6
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.4.7
Unless Clause 30.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.4.8
If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower shall on demand refund it to the Agent; and

(j)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Impaired Agent

30.5.4
If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either:

(d)	pay that amount direct to the required recipient(s); or

(e)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

30.5.5	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

30.5.6
A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

30.5.7
Promptly upon the appointment of a successor Agent in accordance with Clause 26.15 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 30.5.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 30.2 (Distributions by the Agent).

30.5.8	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(c)	that it has not given an instruction pursuant to Clause 30.5.4; and

(d)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

30.6	Partial payments

30.6.8
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Security Party under the Finance Documents (other than the Master Agreement), the Agent shall apply that payment towards the obligations of that Security Party under the Finance Documents (other than the Master Agreement) in the following order:

(g)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Security Agent under the Finance Documents;

(h)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(i)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(j)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents, provided that any part of the Indebtedness arising out of the Master Agreement shall be satisfied only after every other part of the Indebtedness for the time being due and payable has been satisfied in full.

30.6.9	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 30.6.1(b) to 30.6.1(d).

30.6.10	Clauses 30.6.1 and 30.6.2 will override any appropriation made by a Security Party.

30.7
No set-off by Security Parties All payments to be made by a Security Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8
Business Days Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

30.9.6	Subject to Clauses 30.9.2 to 30.9.5, dollars is the currency of account and payment for any sum due from a Security Party under any Finance Document.

30.9.7	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

30.9.8	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.9.9	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.9.10	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

30.10
Control account The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower's obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 30.10 and those entries will, in the absence of manifest error, be conclusive and binding.

30.11	Change of currency

30.11.5	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(f)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(g)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

30.11.6
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.12	Disruption to payment systems etc. If either the Agent determines in its discretion that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

30.12.4
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Loan as the Agent may deem necessary in the circumstances;

30.12.5
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 30.12.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;

30.12.6
the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 30.12.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

30.12.7
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

30.12.8
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.12; and

30.12.9	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 30.12.4.

31	Set-Off

31.1
Set-off A Finance Party may set off any matured obligation due from the Borrower or the Guarantor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower or the Guarantor (as the case may be), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.2
Master Agreement rights The rights conferred on the Swap Provider by this Clause 31 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

32	Notices

32.1
Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail.

32.2
Addresses The address, fax number and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.9	in the case of the Borrower, that identified with its name below;

32.2.10	in the case of the Guarantor, that identified with its name below;

32.2.11	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

32.2.12	in the case of the Swap Provider, that identified with its name below;

32.2.13	in the case of the Arranger, that identified with its name below;

32.2.14	in the case of the Agent or the Security Agent, that identified with its name below; and

32.2.15	in the case of the Sinosure Agent, that identified with its name below, or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

32.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

32.3.9	if by way of fax, when received in legible form;

32.3.10	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

32.3.11	if by way of electronic mail, then in accordance with Clause 32.6.2 and Clause 32.6.3, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).
All notices from or to a Security Party (save in respect of the Master Agreement) shall be sent through the Agent.
Subject to Clause 5.1 (Delivery of a Drawdown Request), any communication or document which becomes effective, in accordance with this Clause 32.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of address and fax number Promptly upon changing its address, fax number or electronic mail address, the Agent shall notify the other Parties.

32.5
Communication when Agent is Impaired Agent If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication

32.6.9
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(c)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(d)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

32.6.10
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

32.6.11	Any electronic communication which becomes effective, in accordance with Clause 32.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.7	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:

32.7.11	in English; or

32.7.12
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33	Calculations and Certificates

33.1
Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Agent pursuant to Clause 30.10 (Control account) are prima facie evidence of the matters to which they relate.

33.2
Certificates and determinations Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3
Day count convention Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

LONLIVE\20319920.10    Page 34

34	Partial Invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36	Amendments and Waivers

36.1	Required consents

36.1.4
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents (other than the Master Agreement) may be amended or waived only with the consent of the Majority Lenders, Sinosure and the Borrower and any such amendment or waiver will be binding on all Parties.

36.1.5	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.1.6
Without prejudice to the generality of Clauses 26.7.3, 26.7.4 and 26.7.5 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

36.2	Exceptions

36.2.12	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(b)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders), this Clause 36, Clause 40 (Governing Law) or Clause 41.1 (Jurisdiction of English courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(j)
the release of the Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

36.2.13
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

36.2.14
Except with Sinosure's prior consent, the Agent shall not be entitled to exercise or refrain from exercising any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement or the Sinosure Policy, would require Sinosure's prior consent and any amendment or waiver which relates to any matter which, by the terms of any Finance Document, requires the prior consent of Sinosure shall not be entered into or provided by the Agent until Sinosure has agreed to its terms.

36.3	Replacement of Lender

36.3.13	If:

(g)	any Lender becomes a Non-Consenting Lender (as defined in Clause 36.3.4); or

(h)
the Borrower or any other Security Party becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 12.2 (Tax gross-up), Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased costs) to any Lender, then the Borrower may, on ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

36.3.14	The replacement of a Lender pursuant to this Clause 36.3 shall be subject to the following conditions:

(j)	the Borrower shall have no right to replace the Agent or Security Agent;

(k)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(l)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 15 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(m)	in no event shall the Lender replaced under this Clause 36.3 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(n)
the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 36.3.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

36.3.15
A Lender shall perform the checks described in Clause 36.3.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 36.3.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

36.3.16	In the event that:

(a)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)
Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

37	Confidentiality

37.1
Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information Any Finance Party may disclose:

37.2.17
to Sinosure, to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 37.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information provided that Sinosure shall be permitted to disclose Confidential Information to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

37.2.18	to any person:

(a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(c)
appointed by any Finance Party or by a person to whom Clause 37.2.2(a) or 37.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 26.17.2 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 37.2.2(a) or 37.2.2(b);

(e)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders' rights);

(h)
who is either an insurance company, a reinsurance company, an insurance broker or a reinsurance broker that in either case is providing or may potentially provide insurance cover either (i) in respect of the assets that are the subject of the Finance Document or (ii) pursuant to and in accordance with the terms of the Finance Documents;

(i)	who is a Party; or

(j)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)
in relation to Clauses 37.2.2(a), 37.2.2(b) and 37.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)
in relation to Clause 37.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)
in relation to Clauses 37.2.2(e), 37.2.2(f) and 37.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

37.2.19
to any person appointed by that Finance Party or by a person to whom Clause 37.2.2(a) or 37.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 37.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

37.2.20
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3	Disclosure to numbering service providers

37.3.13
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(o)	names of Security Parties;

(p)	country of domicile of Security Parties;

(q)	place of incorporation of Security Parties;

(r)	date of this Agreement;

(s)	Clause 40 (Governing law);

(t)	the names of the Agent and the Arranger;

(u)	date of each amendment and restatement of this Agreement;

(v)	amount of Total Commitments;

(w)	currencies of the Loan;

(x)	type of Loan;

(y)	ranking of the Loan;

(z)	Termination Date;

(aa)	changes to any of the information previously supplied pursuant to (a) to (l); and

(bb)	such other information agreed between such Finance Party and that Security Party, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

37.3.14
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

37.3.15	The Borrower represents that none of the information set out in Clauses 37.3.1(a) to 37.3.1(n) is, nor will at any time be, unpublished price-sensitive information.

37.3.16	The Agent shall notify the Borrower and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or one or more Security Parties; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Security Parties by such numbering service provider.

37.4
Entire agreement This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5
Inside information Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

37.6.4
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 37.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

37.6.5	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.7	Continuing obligations The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

37.7.6
the date on which all amounts payable by the Security Parties under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

37.7.7	the date on which such Finance Party otherwise ceases to be a Finance Party.

38	Disclosure of Lender Details by Agent

38.1
Supply of Lender details to Borrower The Agent shall provide to the Borrower within ten Business Days of a request by the Borrower (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

38.2	Supply of Lender details at Borrower's direction

38.2.17	The Agent shall, at the request of the Borrower, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:

(k)
other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(l)	Security Party.

38.2.18
Subject to Clause 38.2.3, the Borrower shall procure that the recipient of information disclosed pursuant to Clause 38.2.1 shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.

38.2.19
The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

38.3	Supply of Lender details to other Lenders

38.3.7
If a Lender (a "Disclosing Lender") indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender's name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

38.3.8	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

38.4	Lender enquiry If any Lender believes that any entity is, or may be, a Lender and:

38.4.10	that entity ceases to have an Investment Grade Rating; or

38.4.11	an Insolvency Event occurs in relation to that entity,
the Agent shall, at the request of that Lender, indicate to that Lender the extent to which that entity has a Commitment.

38.5	Lender details definitions In this Clause 38:
"Investment Grade Rating" means, in relation to an entity, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.
"Requisite Lenders" means a Lender or Lenders whose Commitments aggregate 15 per cent (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated 15 per cent (or more) of the Total Commitments immediately prior to that reduction).

39	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12	Governing Law and Enforcement

40	Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41	Enforcement

41.1
Jurisdiction of English courts The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute"). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions.

41.2
Waiver of Jury Trial EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MIGHT HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONGST OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 41.

41.3	Service of process

41.3.8	Without prejudice to any other mode of service allowed under any relevant law, the Borrower and the Guarantor:

(i)
irrevocably appoints Scorpio UK Limited currently of 10 Lower Grosvenor Place, London SW1W 0EN, England (Attention: General Counsel) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(j)	agrees that failure by a process agent to notify the Borrower or the Guarantor (as the case may be) of the process will not invalidate the proceedings concerned.

41.3.9
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Borrower or the Guarantor (as the case may be) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

42	Patriot Act Notice
Each of the Finance Parties hereby notifies the Borrower and the Guarantor that pursuant to the requirements of the Patriot Act and the policies and practices of the Finance Parties, the Finance Parties are required to obtain, verify and record certain information and documentation that identifies each Security Party, which

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information includes the name and address of each Security Party  and such other information that will allow the Finance Parties to identify each Security Party  in accordance with the Patriot Act.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
Schedule 1
The Original Lenders

Name of Original Lender	Commitment
ABN AMRO Bank N.V.	$19,800,000

Schedule 2
Part I
Conditions Precedent

1	Security Parties

(a)
Constitutional documents Copies of the constitutional documents of the Borrower and the Guarantor together with such other evidence as the Agent may reasonably require that the Borrower and the Guarantor are each duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of the Borrower and the Guarantor (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of the Borrower and the Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.

(d)	Specimen signatures A specimen of the signature of each person authorised by the resolutions referred to in (c).

(e)	Officer's certificates An original certificate of a duly authorised officer of the Borrower and the Guarantor:

(i)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect;

(ii)	setting out the names of the directors, officers and shareholders of the Borrower and the Guarantor (as the case may be) and the proportion of shares held by each shareholder; and

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(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Security Party to be exceeded.

(f)
Powers of attorney The original notarially attested and legalised power of attorney of each of the Borrower and the Guarantor under which the Relevant Documents to which it is or is to become a party are to be executed or transactions undertaken by the Borrower and the Guarantor.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director, the secretary or the legal advisers of the Borrower, of:

(i)	the MOA;

(ii)	such documents as the Agent may reasonably require to evidence the novation in favour of the Borrower as purchaser of the Vessel pursuant to the MOA;

(iii)	the builder's certificate and/or bill of sale transferring title in the Vessel to the Seller under the Building Contract free of all encumbrances, maritime liens or other debts;

(iv)	the bill of sale transferring title in the Vessel to the Borrower under the MOA free of all encumbrances, maritime liens or other debts;

(v)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Seller pursuant to the Building Contract;

(vi)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Seller to the Borrower pursuant to the MOA;

(vii)	the commercial invoice issued by the Seller in respect of the final contract price of the Vessel pursuant to the MOA;

(viii)
either evidence that the deposit to be paid by the Borrower pursuant to clause 2 of the MOA has been paid or evidence that the deposit to be paid by the Borrower pursuant to clause 2 of the MOA has been released to the Seller in accordance with clause 2 of the MOA;

(ix)	evidence of the amounts to be paid by the Borrower to the Seller and to the Builder respectively pursuant to clause 3 of the MOA;

(x)	such other documents that are to be delivered by the Seller to the Borrower pursuant to the terms and conditions of the MOA;

(xi)	any Charter;

(xii)	the Management Agreement together with a confirmation from the parties thereto that the Vessel has been delivered into the Management Agreement;

(xiii)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(xiv)	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(xv)	the Vessel's current SMC;

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(xvi)	the ISM Company's current DOC;

(xvii)	the Vessel's current ISSC;

(xviii)	the Vessel's current IAPPC;

(xix)	the Vessel's current Tonnage Certificate;
in each case together with all addenda, amendments or supplements.

(b)
Evidence of Borrower's title Evidence that on the Delivery Date (i) the Vessel will be at least provisionally registered under the flag stated in Preliminary (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)
Evidence of insurance and insurance report Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by way of a written report from an insurance adviser appointed by the Agent, but at the expense of the Borrower.

(d)
Confirmation of class An interim Class Certificate for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Nippon Kaiji Kyokai or such other classification society as may be acceptable to the Agent.

(e)
Valuation Two valuations dated not more than 30 days prior to the Drawdown Date evidencing the FMV of the Vessel, certifying that the amount of the Loan requested to be advanced pursuant to the Drawdown Request is no greater than 60% of the FMV of the Vessel, such valuations to be obtained by the Agent at the expense of the Borrower.

(f)
Security Documents The Security Documents, together with all other documents required by any of them, including, without limitation, (i) all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients and (ii) all share certificates, certified copy share registers or registers of members, transfer forms, proxy forms, letters of resignation and letters of undertaking.

(g)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Account, as the Security Agent may require.

(h)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(i)
Account Bank's confirmation The written confirmation of the Account Bank that the Account has been opened with the Account Bank and to its actual knowledge is free from Encumbrances other than as created by or pursuant to the Security Documents and rights of set off in favour of the Account Bank as account holder.

(j)	Master Agreement The Master Agreement (but not the execution of any Transaction thereunder).

(k)	Managers' Undertakings The Managers' Undertakings.

(l)	Intercompany Loan Agreement A photocopy, certified as true, accurate and complete by a director, the secretary or the legal advisers of the Borrower, of any Intercompany Loan Agreement.

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3	Legal opinions
The following legal opinions, each addressed to the Agent, the Security Agent, the Swap Provider, the Sinosure Agent and the Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Loan or confirmation satisfactory to the Agent that such opinions will be given:

(a)	a legal opinion of Stephenson Harwood LLP, legal advisers to the Agent as to English law substantially in the form distributed to the Lenders prior to signing this Agreement;

(b)	a legal opinion of the following legal advisers to the Agent:

(i)	Seward and Kissel LLP as to Marshall Islands law;

(ii)	Clifford Chance LLP as to Netherlands law; and

(iii)	King and Wood as to PRC law.

4	Sinosure related documents

(a)	Evidence of Sinosure authority Evidence satisfactory to the Agent (acting on the unanimous instructions of the Lenders) that the Sinosure Policy has been duly authorised by Sinosure.

(b)
Sinosure Policy A copy of the Sinosure Policy duly executed by Sinosure, including an English translation in form and substance acceptable to the Agent (acting on the unanimous instructions of the Lenders), which translation shall be at the expense of the Borrower, pursuant to which 90% of the Loan together with interest thereon shall be covered.

(a)
Sinosure Insurance Premium A copy of the debit note issued by Sinosure evidencing the amount of the Sinosure Insurance Premium, and evidence in form and substance acceptable to the Agent (acting on the unanimous instructions of the Lenders) of the payment to, and receipt by, Sinosure of the Sinosure Insurance Premium and any costs and expenses which are then due and payable to Sinosure.

(b)	Other documents Such other documentation and evidence as may be requested by Sinosure under the Sinosure Policy not otherwise comprised in the documents listed in this Part I of Schedule 2.

(c)
Sinosure Confirmation Confirmation from the Sinosure Agent and the Lenders that neither the Sinosure Agent nor the Lenders have been informed that Sinosure intend to repudiate or suspend the Sinosure Policy.

5	Other documents and evidence

(a)	Drawdown Request A duly completed Drawdown Request.

(b)	Process agent Evidence that any process agent referred to in Clause 41.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)
Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(d)	Financial statements A copy of the Original Financial Statements of the Guarantor.

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(e)
Fees The Fee Letter and evidence that the fees, costs and expenses then due from the Borrower under Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Drawdown Date.

(f)
"Know your customer" documents Such documentation and other evidence as is reasonably requested by the Agent and the Sinosure Agent in order for the Lenders and Sinosure to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(g)	Capital injected Evidence satisfactory to the Agent that all sums payable by the Borrower pursuant to the MOA that are not financed pursuant to the Loan have been paid in accordance with the MOA.
Part II
Conditions Subsequent

1
Evidence of Borrower's title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Preliminary (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

4	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

5	Master's receipt The master's receipt for the Mortgage.

6
Sinosure Policy An original counterpart of the Sinosure Policy duly executed by Sinosure, including an English translation in form and substance acceptable to the Agent (acting on the unanimous instructions of the Lenders), which translation shall be at the expense of the Borrower, pursuant to which 90% of the Loan together with interest thereon shall be covered.

7	Sinosure Insurance Premium A copy of the invoice issued by Sinosure evidencing the amount of the Sinosure Insurance Premium.

8	Confirmation by Sinosure Written confirmation by Sinosure addressed to the Agent that the Sinosure Policy is in full force and effect.

Schedule 3
Drawdown Request

From:	SBI Merengue Shipping Company Limited

To:	[Agent]
Dated:
Dear Sirs
SBI Merengue Shipping Company Limited – $19,800,000 Loan Agreement dated [                        ] 2015 (the "Agreement")

1	We refer to the Agreement. This is the Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2	We wish to borrow the Loan on the following terms:

Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:    $[        ]
Interest Period:    [        ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request.

4	The proceeds of the Loan should be paid as follows in accordance with the provisions of the MOA towards payment of the purchase price of the Vessel:
4.1    $[        ] should be paid to the following account of the Seller:
[Seller account details]
5    $[        ] should be paid to the following account of the Builder:
[Builder account details]

6	This Drawdown Request is irrevocable.
Yours faithfully
…………………………………
authorised signatory for
SBI Merengue Shipping Company Limited

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Schedule 4
Mandatory Cost Formula

1
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England, the Financial Conduct Authority and/ or the Prudential Regulation Authority (or, in either case, any other authority which replaces all or any of its functions), (b) the requirements of the European Central Bank or (c) the Swiss National Bank and/or the Swiss Financial Market Supervisory Authority (or, in either case, any other authority which replaces all or any of its functions).

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State or Switzerland will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank or the Swiss National Bank and/or the Swiss Financial Market Supervisory Authority in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
E x 0.01/300 per cent per annum
Where:
E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
For the purposes of this Schedule:

(a)
"Fees Rules" means the rules on periodic fees contained in the Financial Conduct Authority and Prudential Regulation Authority Fees or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (disregarding any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)
"Participating Member State" means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(e)	"£" means the lawful currency for the time being of Great Britain and Northern Ireland.

5
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Conduct Authority and the Prudential Regulation Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Conduct Authority and the Prudential Regulation Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Conduct Authority and the Prudential Regulation Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

6
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)    the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

7	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 5 and 6 above.

8
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 5 and 6 above is true and correct in all respects.

9
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 5 and 6 above.

10
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11
The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank, the Swiss National Bank and/or the Swiss Financial Market Supervisory Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

Form of Transfer Certificate
To:    [        ] as Agent and [ ] as Security Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
SBI Merengue Shipping Company Limited – $19,800,000 Loan Agreement dated [                        ] 2015 (the "Loan Agreement")

1
We refer to the Loan Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purposes of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 24.5 (Procedure for transfer) of the Loan Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 24.5 (Procedure for transfer) all of the Existing Lender's rights and obligations under the Loan Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.4.1(c) (Limitation of responsibility of Existing Lenders).

4	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

6	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]
[Existing Lender]    [New Lender]
By:    By:
This Agreement is accepted as a Transfer Certificate for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [            ].
[Agent]
By:

[Security Agent]
By:

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Schedule 6
Form of Assignment Agreement

To:	[ ] as Agent, [ ] as Security Agent and [ ] as Borrower, for and on behalf of each Security Party

From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:
SBI Merengue Shipping Company Limited - $19,800,000 Loan Agreement dated [                        ] 2015 (the "Loan Agreement")

1
We refer to the Loan Agreement. This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 24.6 (Procedure for assignment) of the Loan Agreement:

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Loan Agreement, the other Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents which correspond to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Loan Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b).

3	The proposed Transfer Date is [ ].

4	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

6	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.4.3 (Limitation of responsibility of Existing Lenders).

7
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Security Party) of the assignment referred to in this Agreement.

8	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10	This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Note:
The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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The Schedule
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Existing Lender]    [New Lender]
By:    By:
This Agreement is accepted as an Assignment Agreement for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [                    ].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

[Security Agent]
By:
Schedule 7
Form of Compliance Certificate
To:    [Agent]
From:    Scorpio Bulkers Inc.
Dated:
Dear Sirs
SBI Merengue Shipping Company Limited – $19,800,000 Loan Agreement dated [                        ] 2015 (the "Agreement")

1
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that we maintain:

(a)	Cash of $[ ];

(b)	Cash Equivalents of $[ ];

(c)	Minimum Liquidity of $[ ], of which [ ]% consists of Cash;

(d)	Consolidated Tangible Net Worth of $[ ];

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(e)	a ratio of Net Debt to Consolidated Total Capitalisation of [ ]:1.0; and

(f)	a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of [ ]:1.0.

3	[We confirm that no Default is continuing.]*

Signed:	………………………………………………
Chief Financial Officer
of
Scorpio Bulkers Inc.

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Signatures
The Borrower
SBI Merengue Shipping     )
Company Limited     )
)
By: /s/ Micha Withoft    )
Micha Withoft
Attorney-in-Fact
)
Address:     )
c/o Scorpio Bulkers Inc.    )
9, Boulevard Charles III    )

MC 98000 Monaco    )
Fax no.: +377 97 77 8346        )
Department Officer: General Counsel        )

The Guarantor
Scorpio Bulkers Inc.    )
)
By: /s/ Micha Withoft    )
Micha Withoft
Attorney-in-Fact                 )
Address:     )
9, Boulevard Charles III    )

MC 98000 Monaco    )
Fax no.: +377 97 77 8346        )
Department Officer: General Counsel        )

The Arranger

ABN AMRO Bank N.V.    )
)
By: /s/ Ian Mace    )
Ian Mace
Attorney-in-Fact    )
Address:     )
Coolsingel 93                )
3012 AE Rotterdam            )
The Netherlands        )
Fax no.: +31 10 401 5323         )
Department/Officer:             )
ECT / Transportation Mid-Office        )

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Email:                    )
magda.braam-heijnen@nl.abnamro.com,    )
alper.sanliunal@nl.abnamro.com,        )
martijn.m.van.den.berg@nl.abnamro.com    )
and                    )
tom.van.vonderen@nl.abnamro.com    )

The Agent
ABN AMRO Bank N.V.    )
)
By:/s/ Ian Mace    )
Ian Mace
Attorney-in-Fact    )

Address:	)

Coolsingel 93)

3012 AE Rotterdam	)
The Netherlands    )
Fax no.: +31 10 401 5323         )
Department/Officer:         )
ECT / Transportation Mid-Office        )
Email:                    )
magda.braam-heijnen@nl.abnamro.com,    )
alper.sanliunal@nl.abnamro.com,        )
martijn.m.van.den.berg@nl.abnamro.com    )
and                    )
tom.van.vonderen@nl.abnamro.com    )

The Security Agent
ABN AMRO Bank N.V.    )
)
By: /s/ Ian Mace    )
Ian Mace
Attorney-in-Fact    )
Address:     )
Coolsingel 93                )
3012 AE Rotterdam            )

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The Netherlands        )
Fax no.: +31 10 401 5323         )
Department/Officer:             )
ECT / Transportation Mid-Office        )
Email:                    )
magda.braam-heijnen@nl.abnamro.com,    )
alper.sanliunal@nl.abnamro.com,        )
martijn.m.van.den.berg@nl.abnamro.com    )
and                    )
tom.van.vonderen@nl.abnamro.com    )

The Original Lender
ABN AMRO Bank N.V.    )
)
By:/s/ Ian Mace
Ian Mace
Attorney-in-Fact    )

The Swap Provider
ABN AMRO Bank N.V.    )
)
By:/s/ Ian Mace
Ian Mace
Attorney-in-Fact    )
)
Address:     )
Coolsingel 93                )
3012 AE Rotterdam            )
The Netherlands        )
Fax no.: +31 10 401 5323         )
Department/Officer:             )
ECT / Transportation Mid-Office        )
Email:                    )
magda.braam-heijnen@nl.abnamro.com,    )
alper.sanliunal@nl.abnamro.com,        )
martijn.m.van.den.berg@nl.abnamro.com    )
and                    )
tom.van.vonderen@nl.abnamro.com    )

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The Sinosure Agent
ABN AMRO Bank N.V.,    )
Singapore Branch    )
)
By:/s/ Erwin E. Boon
Erwin E. Boon
Head Global Export & Project Finance- Asia

By:/s/ Arnoud Sprangers
Arnoud Sprangers
Head of Debt Solutions, Asia    )
)
Address:     )
One Raffles Quay        )
South Tower, #26        )
Singapore 048583        )
Department/Officer: Erwin Boon /         )
Jacqueline Kingcott         )
Email:        )
erwin.boon@sg.abnamro.com and        )
jacqueline.kingcott@sg.abnamro.com        )

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